PROSPECTUS                                   FILED PURSUANT TO RULE NO 424(B)(3)
                                                      REGISTRATION NO. 333-44161


                               PSB BANCGROUP, INC.
                         508,756 Shares of Common Stock
       to be Issued upon the Exercise of Outstanding Common Stock Warrants

     PSB BancGroup is soliciting holders of its outstanding warrants to exercise their warrants. In April 1999, warrants were issued under the terms of the Warrant Plan that became effective January 9, 1998, and was amended March 25, 1998 and April 16, 2002. Each outstanding warrant gives the holder the right to purchase one share of common stock at an exercise price of $9.00 per share. Up to 508,756 shares of our common stock may be purchased upon the exercise of those warrants outstanding as of March 31, 2002. Under the terms of the Warrant Plan (as amended), all warrants not properly exercised prior to September 9, 2002, shall expire and shall be of no further force or effect.

     To the extent that you do not wish to exercise your warrants, we have entered into a sales agency agreement with Kendrick, Pierce Securities, Inc. whereby Kendrick, Pierce has agreed to use its best efforts to identify investors for the purchase of up to 508,756 warrants. Kendrick, Pierce will also solicit existing warrant holders to exercise their warrants. Any warrants sold to such investors will be purchased at a price of $0.25 per warrant and then simultaneously exercised by such investors at an exercise price of $9.00 per share to purchase the underlying common stock.

     The sales, transfers and exercises of warrants will be cleared through an escrow account at the Independent Bankers' Bank of Florida, which is acting as our escrow agent for this offering. The escrow agent will conduct a closing immediately before the warrants expire and, at our discretion, at other interim times beginning when we have accepted commitments to exercise, and deposits of warrants for, 55,556 shares through the escrow account. If we do not receive commitments to exercise 55,556 warrants through the escrow account, the escrow agent will only conduct one closing, immediately before the warrants expire. We will issue stock upon the exercise of warrants by current holders on a continuous basis and upon the exercise of warrants on behalf of new investors at each closing.

     There is presently very limited trading activity in our common stock or warrants. Based on discussions with Kendrick, Pierce, after this offering, we anticipate securing at least two broker-dealers to match buy and sell orders for our common stock on the Over the Counter Bulletin Board.

     Investment in our company involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. See "Risk Factors" beginning on page 7 for a discussion of what we believe present the substantial risks to an investor in this offering.

     The securities offered are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


                                           Per Share           Total Proceeds
                                           ---------           --------------

Exercise Price                               $9.00               $ 4,578,804

Underwriting discount and commission         $0.63               $   320,516

Proceeds to us, before expenses              $8.37               $ 4,258,288

     We will pay Kendrick, Pierce a commission on each warrant exercised. The amount of the commission is 2% of the exercise price for existing warrant holders and 7% of the exercise price for new investors. No commissions, however, will be paid on warrants exercised by our directors, officers or employees. The table above assumes all warrants are exercised by new investors. We have paid Kendrick, Pierce a $25,000 management fee, which will be credited against any commissions they earn.

                        KENDRICK, PIERCE SECURITIES, INC.

                  The date of this Prospectus is June 12, 2002

                          PSB BANCGROUP, INC. LOCATION




                                [Graph omitted]

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this offering, you should read the entire Prospectus including the risk factors and financial statements.

The Company

     PSB BancGroup, Inc. was incorporated under the laws of the State of Florida on June 30, 1997, for the purpose of operating as a bank holding company. On March 5, 1998, the Federal Reserve Bank of Atlanta approved our application to become a bank holding company. Peoples State Bank is our sole subsidiary. Our initial public offering was completed in April 1999. We are now updating our prospectus to reflect material changes that we have made to the terms of our outstanding warrants and to update our financial, business and management information. As of March 31, 2002, we had attained an asset size of $32.4 million (unaudited) and had total stockholders' equity of $3.8 million (unaudited). In the fourth quarter of 2001, we achieved an operating profit and have operated profitably every month since then. We posted a net loss of $163,000 for the year ended 2001, as opposed to $273,000 for the year ended 2000. Our principal executive offices are located at 500 South First Street, Lake City, Florida 32025, telephone number (386) 754-0002.

The Bank

     Peoples State Bank opened for business on April 28, 1999, and engages in a general commercial and retail banking business emphasizing high quality service to meet the financial needs of the individuals and businesses in and around Lake City, Florida. The Bank's main office is also located at 500 South First Street, Lake City, Florida 32025. The Bank is a member of the Federal Home Loan Bank of Atlanta. Our banking office is a stand-alone building with five teller windows, three drive-through windows and one ATM.

     Our primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investments. We offer a broad range of retail and commercial banking services, including various types of deposit accounts and loans for businesses and consumers. Our primary source of business is director and officer contact, word of mouth, local media advertisements and customer referrals. As of March 31, 2002, the Bank had total deposits of $26.8 million (unaudited) and a total loan portfolio of $22.3 million (unaudited), of which 29.6% consisted of commercial real estate loans, 13.7% consisted of construction loans, 18.5% consisted of commercial loans, 22.0% consisted of residential mortgage loans and 16.2% consisted of consumer loans.

Strategy

     We established our Bank with the objective of becoming a vital institution which delivers quality products and services that meet the needs of the individuals and small- to medium-sized businesses in our target markets. Our business strategy is to operate a bank that is:

         o   Well Capitalized

               o   Strong in Asset Quality

                        o   Profitable

                                 o   Independent

                                         o   Customer Oriented

                                                  o   Connected to Our Community

We intend to grow our institution through new and existing relationships developed by our officers and directors, by taking advantage of the opportunities to acquire new relationships resulting from the consolidation that has taken place in the Florida banking industry and by expanding to contiguous areas through branching.

     As part of our community banking approach, we have a Board of Directors comprised of well-known local business people with strong ties to the community. In addition, we have experienced officers and personnel who reside in the local area and are familiar with our target market. Furthermore, our directors and officers are active supporters of local charities and civic organizations.

     Recent industry consolidation has reduced the level of personalized services, as most larger financial institutions have increasingly focused on larger customers and standardized loan and deposit products. More specifically, many of the larger financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with local loan officers. Based on their banking experience, the members of our management team believe that other weaknesses of larger institutions are lack of personalized service and turnover in lending personnel, which limit customers' ability to develop relationships with their bankers. As a result of these factors, we believe there exists a significant opportunity to attract and preserve customers who are dissatisfied with their current banking relationships with larger institutions.

Market Area

     Our operations are based in Lake City, Columbia County, Florida. This market has experienced substantial growth during recent decades. Lake City is the most populous city in Columbia County. Columbia County is a rapidly growing region of Florida in both population and wealth. The Columbia County population grew 35.07% between 1990 and 2001 to approximately 57,600 people and is expected to grow 8.24% between 2001 and 2006 to approximately 62,300 people. The median household income increased 45.48% between 1990 and 2001 to $31,846, and is projected to grow 11.38% to $35,471 by 2006. Columbia County maintains a steady commercial, industrial and agricultural base, which has been expanding in recent years. The County's economy is shifting from a predominantly agriculture-based economy to more a commercial, industrial, service and government oriented economy.

Our Management Team

     Our management team includes the following individuals, each of whom has significant banking experience.

     Robert W. Woodard is PSB's President and Chief Executive Officer. Mr. Woodard also serves as the Bank's Executive Vice President and Chief Loan Officer. He has over 30 years of financial management experience. After moving to Lake City in 1987, he joined Barnett Bank of North Central Florida as its Vice President, Commercial Loans. From 1992 until he began organizing PSB in 1997, he was Vice President, Commercial Loans for CNB National Bank in Lake City.

     Wesley T. Small is Peoples State Bank's President and Chief Executive Officer. Mr. Small has over 40 years of experience in the financial services industry. He joined the Bank in November 1999, and was Chief Operating Officer of First Federal of Lake Wales from 1995 to 1996, and Chief Executive Officer of First Federal of Citrus County from 1990 to 1993. In 1984, he co-founded Madison Savings and Loan Association (now Madison Bank), Palm Harbor, Florida.

     Thomas M. Riherd, II is the Chief Financial Officer, Vice President and Corporate Secretary for both PSB and the Bank. From 1984 until its merger with CNB National Bank in 1996, Mr. Riherd was employed by Farmers and Dealers Bank in Lake Butler, Florida. For the last four years of that time, he served as its President. After the merger, he left CNB and served as Vice President and Senior Operations Officer of Columbia County Bank until he joined PSB in July 2000.

Terms and Conditions of the Offering


History of the offering........................    On June 8, 1998,  PSB offered
                                                   up    to    600,000     units
                                                   consisting  of one  share  of
                                                   common stock and one warrant.
                                                   We sold 513,478 units in that
                                                   offering  and as of March 31,
                                                   2002,   there  were   508,756
                                                   warrants  outstanding.   This
                                                   Prospectus  discloses changes
                                                   in  the  warrant   terms  and
                                                   updates     our     business,
                                                   financial,   management   and
                                                   other information.

Warrant Plan...................................    Our  Board  adopted a Warrant
                                                   Plan  which  permitted  us to
                                                   issue up to 600,000  warrants
                                                   in   connection    with   our
                                                   initial    offering.     Each
                                                   warrant  entitles  its holder
                                                   to  purchase   one  share  of
                                                   common  stock  for  $9.00 per
                                                   share. The first amendment to
                                                   the Warrant Plan was approved
                                                   by the  Board  on  March  25,
                                                   1998. The second amendment to
                                                   the terms of the Warrant Plan
                                                   was  adopted by the Board and
                                                   approved by our  shareholders
                                                   at  the  annual   meeting  of
                                                   shareholders   on  April  16,
                                                   2002.  The  second  amendment
                                                   extends the  expiration  date
                                                   of the  warrants to September
                                                   9,  2002,   removes   certain
                                                   transfer   restrictions   and
                                                   permits  the  Board  to adopt
                                                   certain future  amendments to
                                                   the warrant plan.  The Second
                                                   Amended and Restated  Warrant
                                                   Plan is  included as Appendix
                                                   A to this prospectus.

Common stock outstanding after
the offering...................................    As of March 31, 2002,  we had
                                                   518,200   shares   of  common
                                                   stock    outstanding.    This
                                                   number   will   change   when
                                                   warrant   holders    exercise
                                                   warrants   after   March  31,
                                                   2002.  If all of our warrants
                                                   are exercised,  there will be
                                                   1,026,956 shares outstanding.

Original sales price for units and
exercise price for warrants....................    $9.00

Price to be paid to selling warrant holders
for warrants transferred through the
escrow account.................................    $0.25

Use of proceeds................................    We will use proceeds from the
                                                   exercise  of warrants to fund
                                                   future  capital  requirements
                                                   of the  Bank,  as well as for
                                                   other permissible investments
                                                   for bank  holding  companies.
                                                   We used  $4,190,991  from the
                                                   sale of units in our original
                                                   offering to purchase  100% of
                                                   the  issued  and  outstanding
                                                   capital  stock  of the  Bank.
                                                   This provided working capital
                                                   for  the  Bank  to   commence
                                                   business  operations,  to pay
                                                   organizational  and  offering
                                                   expenses    and   for   other
                                                   corporate    purposes.    The
                                                   remaining  $430,311  from the
                                                   original     offering     was
                                                   retained   at   the   holding
                                                   company level.

Risk factors...................................    You  should   read  the  Risk
                                                   Factors section, beginning on
                                                   page 7,  before  deciding  to
                                                   purchase      or     exercise
                                                   warrants.

Plan of distribution...........................    Our  directors,  officers and
                                                   our  sales  agent,  Kendrick,
                                                   Pierce Securities, Inc., will
                                                   engage      in      marketing
                                                   activities, on a best efforts
                                                   basis,  to encourage  current
                                                   warrant  holders to  exercise
                                                   or sell  their  warrants  and
                                                   prospective  investors to buy
                                                   and  exercise  warrants.   We
                                                   will pay  Kendrick,  Pierce a
                                                   7%  commission  on all  stock
                                                   sold when new warrant holders
                                                   exercise their warrants and a
                                                   2%  commission  on all  stock
                                                   sold  when  current   warrant
                                                   holders     exercise    their
                                                   warrants,      except     for
                                                   exercises  by our  directors,
                                                   officers or employees.

                                                   Until the warrants  expire on
                                                   September   9,   2002,    the
                                                   Independent  Bankers' Bank of
                                                   Florida   will   maintain  an
                                                   escrow  account to be used to
                                                   facilitate  the  transfer  of
                                                   warrants. Warrant holders who
                                                   desire to sell  warrants will
                                                   be    invited    to   deposit
                                                   warrants  in the  account and
                                                   investors  who desire to both
                                                   purchase     and     exercise
                                                   warrants  will be  invited to
                                                   deposit  the   purchase   and
                                                   exercise prices for warrants.
                                                   We  have  arbitrarily  set  a
                                                   $0.25 price for each  warrant
                                                   transferred    through    the
                                                   escrow  account.  The  escrow
                                                   agent  will  hold  a  closing
                                                   immediately     before    the
                                                   warrants   expire.   In   the
                                                   interim,   the  escrow  agent
                                                   will also hold  closings upon
                                                   our instructions, at our sole
                                                   discretion, beginning when we
                                                   have  accepted  deposits  and
                                                   corresponding   subscriptions
                                                   for   warrants   representing
                                                   $500,000 or 55,556 shares. At
                                                   each   closing,   the  escrow
                                                   agent  will   match   warrant
                                                   buyers   and   sellers  on  a
                                                   first-come-first-served
                                                   basis.  After  each  closing,
                                                   the    escrow    agent   will
                                                   distribute     the    warrant
                                                   purchase  price to those  who
                                                   sold  warrants,  the exercise
                                                   price    to   PSB   and   any
                                                   commissions on those sales to
                                                   Kendrick,  Pierce.  PSB  will
                                                   then  issue  shares of common
                                                   stock to those who  purchased
                                                   and  exercised  warrants.  If
                                                   deposits  and   subscriptions
                                                   for 55,556  warrants  are not
                                                   received,  only  one  closing
                                                   will  be  held,   immediately
                                                   before the warrants expire.

                                                   We   have    registered   our
                                                   securities   where   required
                                                   under the securities  laws of
                                                   some, but not all, states. At
                                                   present,  we plan to continue
                                                   to qualify our securities for
                                                   sale in Florida and Georgia.

Escrow agent...................................    Independent  Bankers' Bank of
                                                   Florida,  615 Crescent Court,
                                                   Suite 400, Lake Mary, Florida
                                                   32748.

Purchase limitations...........................    No  person,   together   with
                                                   associates  of,  and  persons
                                                   acting in  concert  with such
                                                   persons,  may  purchase  more
                                                   than 9.9% of the total number
                                                   of     shares     outstanding
                                                   following  the  completion of
                                                   the  offering  without  prior
                                                   regulatory approval.

Tax consequences to
selling warrant holders........................    Warrant   holders   who  sell
                                                   warrants  will  experience  a
                                                   taxable  event  based  on the
                                                   difference  between the price
                                                   paid for their  warrants  and
                                                   their    basis    in    those
                                                   warrants.







            (The remainder of this page is intentionally left blank)

                             SELECTED FINANCIAL DATA
                (Dollars in thousands, except per share figures)

                                                                     At December 31, or for the       At March 31, or for the Three-
                                                                           Year then Ended               Month Period then Ended
                                                                     --------------------------       ------------------------------
                                                                       2001             2000             2002               2001
                                                                     --------         ---------       ---------        -------------
At period end:
Cash and cash equivalents ...................................       $     911         $     600       $   1,026        $   3,347
Securities ..................................................           7,232             3,896           7,083            3,954
Loans, net ..................................................          18,924            11,154          22,039           12,300
All other assets ............................................           2,461             2,090           2,278            2,122
         Total assets .......................................       $  29,528         $  17,740       $  32,426        $  21,723
                                                                    =========         =========       =========        =========

Deposit accounts ............................................       $  24,022         $  13,102       $  26,834        $  17,468
Other borrowings ............................................           1,200               245           1,200                -
All other liabilities .......................................             482               425             600              318
Stockholders' equity ........................................           3,824             3,968           3,792            3,937
    Total liabilities and stockholders' equity ..............       $  29,528         $  17,740       $  32,426        $  21,723
                                                                    =========         =========       =========        =========
For the period:
Total interest income .......................................       $   1,640         $     990       $     480        $     356
Total interest expense ......................................             923               470             223              206
Net interest income .........................................             717               520             257              150
Provision for loan losses ...................................             161               101              33               66
Net interest income after provision
   for loan losses ..........................................             556               419             224               84
Noninterest income ..........................................             165                75              59               31
Noninterest expenses ........................................             985               936             254              236
Earnings (loss) before income tax
  provision (benefit) .......................................            (264)             (442)             29             (121)
Income tax provision (benefit) ..............................            (101)             (169)             10              (46)
Net earnings (loss) .........................................       $    (163)        $    (273)      $      19        $     (75)
                                                                    =========         =========       =========        =========
Basic earnings (loss) per share .............................       $    (.31)        $    (.53)      $     .04        $    (.14)
                                                                    =========         =========       =========        =========
Diluted earnings (loss) per share ...........................       $    (.31)        $    (.53)      $     .04        $    (.14)
                                                                    =========         =========       =========        =========

Ratios and other data:
Return on average assets* ...................................           (0.66%)           (1.96%)          0.24%           (1.47%)
Return on average equity* ...................................           (4.18%)           (7.10%)          1.98%           (7.52%)
Average equity to average assets ............................           15.78%            27.60%          12.08%           19.55%
Interest-rate spread during the period ......................            2.58%             3.25%           3.12%            2.43%
Net yield on average interest-earning assets ................            3.32%             4.47%           3.61%            3.42%
Noninterest expenses to average assets* .....................            3.99%             6.72%           3.23%            4.65%
Ratio of average interest-earning assets to
   average interest-bearing liabilities .....................            1.17              1.30            1.16             1.21
Nonperforming loans and foreclosed real
    estate as a percentage of total assets at
    end of period ...........................................            0.85%                -            0.26%               -
Allowance for loan losses as a percentage
   of total loans at end of period ..........................            1.20%             1.23%           1.16%            1.64%
Total number of banking offices .............................               1                 1               1                1
Total shares outstanding at end of period ...................         517,884           515,784         518,200          516,784
Book value per share at end of period .......................       $    7.38         $    7.69       $    7.32        $    7.62
________________________

* Annualized for the three-month periods ended March 31, 2002 and 2001.

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. You should be able to bear a complete loss of your investment. You should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following factors, which do not necessarily appear in the order of importance. Investors should consider all of these factors to be important.

We are a new business and limited historical information about our business is available.

     PSB and the Bank have a limited history of operations. The Bank commenced operations on April 28, 1999. As a result, investors will have limited historical information upon which to base their investment.

We have only recently achieved profitability and we may not be able to continue to operate at a profit.

     We achieved our first profitable quarter in the fourth quarter of 2001. We incurred, and continue to incur, significant expenses in operating the Bank and there can be no assurance that we will continue to operate profitably or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry.

We may be unable to compete with other financial institutions which have greater resources and capabilities than we do.

     The banking business is extremely competitive. Most of our competitors are larger, have longer operating histories and have greater resources than we do. We will have to overcome historical bank-customer relationships to attract customers away from our competition. Institutions that we compete with include:


         o   other commercial banks               o   securities brokerage firms
         o   savings banks                        o   mortgage brokers
         o   insurance companies                  o   mutual funds
         o   credit unions                        o   trust companies
         o   consumer finance companies

Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation, but have the advantages of larger more established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising/marketing budget or other factors.

We do not plan to pay dividends in the foreseeable future.

     We do not expect to distribute any dividends to shareholders in the foreseeable future. You should not exercise your warrants and purchase common stock to obtain dividend income. The earnings of the Bank, if any, are expected to be retained by the Bank to enhance its capital structure and to be distributed to PSB to defray our operating costs. Dividends by state banks, such as Peoples State Bank, are restricted by statute and regulation. These regulations are discussed in detail in the Dividend Policy section.

Our operations and profitability will be affected by the local and U.S. economy.

     Commercial banks and other financial institutions are affected by economic and political conditions in the local, national and international markets. Our profitability may be affected by conditions such as inflation, recession, unemployment, high interest rates, short money supply, international disorders and other factors. In addition, the vast majority of our loans are made to residents and businesses in Lake City and Columbia County, Florida. If the economy of that market weakens, our borrowers' ability to repay their loans may be adversely affected.

Our need to comply with extensive and complex governmental regulations and policies outside of our control could have an adverse effect on our business.

     The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions undergo continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

     Federal economic and monetary policies outside our control will also affect various aspects of the banking industry and our operations. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest rate spreads.

Members of our management team own a substantial portion of our common stock and their interests may conflict with yours.

     The directors and executive officers of PSB collectively own 111,990 shares of PSB common stock. In addition, as a group, they have the right to acquire, through warrants and options, an additional 121,990 shares. Bank directors who are not also PSB directors own 105,035 shares of common stock and have rights to acquire the same number of shares. Assuming only those individuals exercise their warrants and options, this beneficial ownership totals 59.59% of our outstanding common stock. This means that our directors and executive officers exercise a high degree of control over matters submitted to the vote of the shareholders, and you may not agree with their decisions.

If the Bank experiences greater loan losses than anticipated, it will have an adverse effect on our net income and our ability to fund our growth strategy.

     The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than we have provided for, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

     We continuously strive to manage our credit risk, and we also maintain an allowance for loan losses to ameliorate the effects of loan defaults and nonperformance. However, we cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the growth in our loan portfolio, loan losses may be greater than management's estimate of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce our reserve and we will then need to replenish it with earnings. This will cause our earnings to be reduced and reduced net earnings could have an adverse affect on our stock price.

The exercise of outstanding warrants and options may dilute the ownership and financial interests of common stockholders.

     As of March 31, 2002, we have 10,000 options and 508,756 warrants outstanding. On April 16, 2002, our shareholders extended the period during which our warrants can be exercised to September 9, 2002. Investors who exercise their warrants will suffer an immediate financial dilution, because the book value per share of stock at the time of purchase will be less than the $9.00 per share exercise price. In addition, an individual shareholder's percentage of ownership may be reduced if such shareholder fails to exercise his or her warrants and other shareholders exercise their warrants.

We have a lower lending limit than many of our competitors, which may affect our profitability.

     Our legal lending limit is determined by applicable law. The maximum size of the loans which we offer to our customers may be less than the size of the loans that most of our competitors are able to offer. This limit may affect, to some degree, our ability to seek relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit (approximately $900,000 as of December 31, 2001) through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

There is no public market for our shares and you may have difficulty selling your shares.

     Presently, there is very limited trading activity in our securities. Upon completion of the offering, we anticipate (based on discussions with Kendrick, Pierce) that we will be able to secure at least two broker-dealers to match buy and sell orders for our common stock on the Bulletin Board Exchange, the replacement for the Over the Counter Bulletin Board with bid and ask quotations displayed on the Electronic Pink Sheet System. A public market having depth and liquidity, however, depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time. There can be no assurance that a liquid market for our common stock will develop. If an active trading market does develop, there can be no assurances that such a trading market will continue. Additionally, because the prices of securities generally fluctuate, there can be no assurance that purchasers in this offering will be able to sell their common stock at or above their purchase price.

Certain provisions in our corporate documents make it difficult to effect a change in control.

     Our Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The effect of these provisions is to make it more difficult to effect a merger, sale of control or similar transaction involving PSB, even though a majority of the shareholders may vote in favor of such a transaction. In addition, our Articles of Incorporation provide for classes of directors. One-third of the members of the Board of Directors are elected each year and each director serves for a term of three years. The effect of these provisions is to make it more difficult to effect a change in control through the acquisition of a large block of PSB common stock or directorships and officer positions.

Shareholders will not be entitled to obtain additional shares of stock and may experience dilution.

     No holder of PSB common stock has preemptive rights with respect to the issuance of shares of any class of stock. We have authority to issue 8,000,000 shares of common stock and 2,000,000 shares of preferred stock. Each share of common stock is entitled to one vote per share in all matters requiring a vote of shareholders. The Board of Directors can from time to time issue additional shares of authorized common stock in addition to the shares offered hereby, and in such event the ownership interest of existing shareholders will be diluted.

We arbitrarily determined the exercise price of the warrants.

     The exercise price of the warrants was arbitrarily determined by the Board of Directors at the time of the initial offering. The exercise price does not bear any relationship to our assets, book value, net worth or any other recognized criteria of value. In addition, we also arbitrarily established the $0.25 per warrant price to new investors.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus discuss future expectations, contain projections of results of operations or financial condition, or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and numerous assumptions.

     Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

    o  the success or failure of our efforts to implement our business strategy;
    o  the effect of changing economic conditions;
    o  changes in government regulations, tax rates and similar matters;
    o  our ability to attract and retain quality employees; and
    o  other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

                                 USE OF PROCEEDS

     We expect to incur approximately $85,000 in legal fees, accounting fees, registration fees, and printing and mailing costs in connection with the continued offering of shares through the outstanding warrants. A portion of the net proceeds from the future exercise of warrants will be retained by us for the purpose of funding any required future additions to the Bank's capital. Since state banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank's experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates that the proceeds of the offering will be sufficient to support the Bank's immediate capital needs and we will seek, if necessary, long- or short-term debt or equity financing to support any additional needs.

     There is no minimum number of warrants that we will require to be exercised. For purposes of illustration, the following table presents information relating to the use of proceeds assuming the exercise of: (i) 55,556; (ii) 250,000; and (iii) all of the outstanding warrants.

     Proceeds from the exercise of outstanding warrants will be applied as follows:

                                                      Assuming                    Assuming                   Assuming
                                                    Exercise of                 Exercise of                 Exercise of
                                                      55,556          % of        250,000         % of       508,756          % of
                                                     Warrants       Proceeds     Warrants        Proceeds    Warrants       Proceeds
                                                     --------       --------     --------        --------    --------       --------

Maximum commissions .........................      $   35,000          7.0%    $  157,500          7.0%    $  320,516          7.0%
Offering expenses ...........................          85,000         17.0         85,000          3.8         85,000          1.9
Working capital and funds available
for expansion of banking and
banking-related services ....................         380,004         76.0      2,007,500         89.2      4,173,288         91.1
                                                   ----------        -----     ----------        -----     ----------        -----
Proceeds ....................................      $  500,004        100.0%    $2,250,000        100.0%    $4,578,804        100.0%
                                                   ==========        =====     ==========        =====     ==========        =====

     In April 1999, we completed the first phase of our offering and raised gross proceeds of $4,621,302 through the sale of 513,478 units, consisting of one share of common stock and one warrant, at $9.00 per unit. The capital raised in the offering was used to purchase 100% of the newly issued shares of the Bank. The balance of the proceeds, approximately $430,311, was retained by PSB.

                         DETERMINATION OF OFFERING PRICE

     The $9.00 per share warrant exercise price was arbitrarily determined by our Board of Directors at the time of the initial offering. The exercise price bears no relationship to our asset size, book value, net worth, profitability or any other recognized criteria of value. In determining the original offering and exercise prices, we considered the Florida Department of Banking and Finance's capital requirements for the Bank and the general market conditions for the sale of such securities.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     No market presently exists for our common stock. Therefore, no reliable information is available as to trades of our stock or as to the prices at which the stock has traded. During 2001, we were aware of isolated private trades between $9.00 and $10.00 per share. Upon completion of the offering, we anticipate (based on discussions with Kendrick, Pierce) that we will be able to secure at least two broker-dealers to match buy and sell orders for our common stock on the Over the Counter Bulletin Board price quotations displayed on the Electronic Pink Sheet System. As of March 31, 2002, there were 518,200 shares of PSB common stock outstanding, held by approximately 200 shareholders. In addition, as of that date, 518,756 shares of PSB common stock were reserved for issuance upon the exercise of warrants and options. See "Risk Factors - There is no public market for our shares and you may have difficulty selling your shares."

                                 DIVIDEND POLICY

     Our policy is to retain earnings to finance our growth, and we do not intend to pay cash dividends for the foreseeable future. Our future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by our Board of Directors.

     Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that the Bank is permitted to pay by statutes or regulations. Additionally, Florida law provides that we may only pay dividends if the dividend payment would not render us insolvent or unable to meet our obligations as they come due.

     As a state-chartered bank, Peoples State Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the Bank's capital under certain circumstances without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a Florida-chartered bank is required to transfer at least 20% of its net income to surplus until its surplus equals the amount of paid-in capital.

                                    DILUTION

     The purchase of common stock through the exercise of warrants will result in an immediate increase in book value per share for our existing shareholders and an immediate dilution in the value of each new share issued relative to the purchase price. There is no minimum aggregate number of warrants which we require to be exercised; therefore, this table is based on the exercise of amounts of warrants which we arbitrarily selected.

     Our net tangible book value as of December 31, 2001, was approximately $7.38 per share of common stock. Pro forma net tangible book value per share represents tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of common stock outstanding. The following table sets forth our pro forma net tangible book value as of December 31, 2001, after giving effect to the exercise of the number of warrants indicated and the application of the net proceeds. Additionally, the table reflects the amount of the immediate increase in pro forma net tangible book value to existing shareholders and the immediate dilution in the pro forma net tangible book value to investors exercising warrants in this offering.





                           [Table to follow this page]


                                                                                  Assuming         Assuming         Assuming
                                                                                 Exercise of      Exercise of     Exercise of
                                                                                   55,556           250,000          508,756
                                                                                  Warrants         Warrants         Warrants
                                                                                  --------         --------         --------

Exercise price per share                                                           $9.00           $ 9.00          $  9.00

Current net tangible book value per share                                           7.38             7.38             7.38

Pro forma net tangible book value after this offering                               7.33             7.59             7.79

Dilution in net tangible book value per share to new investors                      1.67             1.41             1.21

Increase (decrease) in net tangible book value per share to existing               (0.05)            0.21             0.41
shareholders

The foregoing table does not reflect the $0.25 purchase price to be paid by investors who are acquiring warrants, but does include our anticipated offering expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of PSB as of December 31, 2001, as adjusted to give effect to the exercise of warrants in the arbitrary amounts used above. The table, which reflects our anticipated offering expenses of $85,000, should be read together with our consolidated financial statements and notes included in this prospectus.

                                                                                   As Adjusted       As Adjusted       As Adjusted
                                                                    Actual         for 55,556        for 250,000       for 508,756
                                                                 December 31,       Warrants          Warrants          Warrants
                                                                     2001           Exercised         Exercised         Exercised
                                                                     ----           ---------         ---------         ---------
                                                                                          (In thousands)
Borrowings
   Advance from Federal Home Loan Bank ..................          $ 1,200           $ 1,200           $ 1,200           $ 1,200
Stockholders' equity:
    Common stock, $.01 par value,
       8,000,000 shares authorized ......................                5                 6                 8                10
    Additional paid-in capital ..........................            4,618             4,997             6,623             8,787
    Accumulated deficit .................................             (840)             (840)             (840)             (840)
    Accumulated other comprehensive income ..............               41                41                41                41
Total stockholders' equity ..............................            3,824             4,204             5,832             7,998
                                                                   -------           -------           -------           -------
Total capitalization ....................................          $ 5,024           $ 5,404           $ 7,032           $ 9,198
                                                                   =======           =======           =======           =======





            [The remainder of this page is intentionally left blank]

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                     Years Ended December 31, 2001 and 2000
General

     PSB BancGroup, Inc. was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank. PSB's only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides banking services to businesses and individuals primarily in Columbia County, Florida.

Credit Risk

     Our primary business is making commercial, business, consumer and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines and credit review procedures have been instituted to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2001, we had $249,766 in nonperforming assets. During the year ended December 31, 2001, we had net charge offs of $69,911 in loans. We charged-off $3,976 in loans during 2000.

     The following table presents information regarding our total allowance for losses, as well as the allocation of such amounts to the various categories of loans (dollars in thousands):

                                                                                At December 31,
                                                             ---------------------------------------------------
                                                                      2001                         2000
                                                             ---------------------         ---------------------
                                                                          % Loans                       % Loans
                                                                          to Total                      to Total
                                                              Amount       Loans            Amount       Loans
                                                              ------       -----            ------       -----
Commercial real estate loans ...........................     $   62         25.9%           $   56        31.0%
Residential real estate loans ..........................         35         18.9                34        24.8
Commercial loans .......................................         47         19.4                37        23.4
Construction loans......................................         50         21.0                 7         4.8
Consumer and other loans ...............................         36         14.8                 5        16.0
                                                             ------        -----            ------       -----

Total allowance for loan losses ........................     $  230        100.0%           $  139       100.0%
                                                             ======        =====            ======       =====

The allowance for loan losses represented 1.20% of the total loans outstanding at December 31, 2001.







            [The remainder of this page is intentionally left blank]

The following table sets forth the composition of our loan portfolio (dollars in thousands):


                                                                    At December 31,               At December 31,
                                                                         2001                           2000
                                                                    ---------------               ---------------
                                                                                  % of                         % of
                                                                   Amount         Total          Amount       Total
                                                                   ------         -----          ------       -----
Commercial real estate ......................................    $   4,974        25.9%        $   3,506      31.0%
Residential real estate .....................................        3,625        18.9             2,810      24.8
Commercial ..................................................        3,721        19.4             2,646      23.4
Construction.................................................        4,028        21.0               543       4.8
Consumer and other...........................................        2,854        14.8             1,816      16.0
                                                                 ---------       -----         ---------     -----
                                                                    19,202       100.0%           11,321     100.0%
                                                                                 =====                       =====
Less:
        Net deferred loan fees ..............................          (48)                          (28)
        Allowance for loan losses ...........................         (230)                         (139)
                                                                 ---------                     ---------

Loans, net ..................................................    $  18,924                     $  11,154
                                                                 =========                     =========

Liquidity and Capital Resources

     Our primary source of cash during the year ended December 31, 2001, was from net deposit inflows of $10.9 million. Cash was used primarily to originate loans and to purchase investment securities. Outstanding loan commitments at December 31, 2001, totaled $3.3 million and we exceeded our regulatory liquidity requirements.

     The following table sets forth the carrying value of our securities portfolio:


                                                                                         At December 31
                                                                                         --------------
                                                                                         (In thousands)
                                                                                       2001           2000
                                                                                       ----           ----
Securities available for sale -
         U.S. Government agency securities ..............................            $  5,247       $ 3,566
         Mortgage-backed security .......................................                 295           330
         Collateralized mortgage obligations.............................               1,179             -
         U.S. Treasury securities........................................                 511             -
                                                                                     --------       -------
         Total...........................................................            $  7,232       $ 3,896
                                                                                     ========       =======

     The following table sets forth, by maturity distribution at December 31, 2001 and 2000, certain information pertaining to the securities portfolio as follows (dollars in thousands):


                                                                                 After One Year
At December 31, 2001:                              One Year or Less               to Five Years                    Total
                                              ----------------------        -----------------------       -----------------------
                                              Carrying          Average     Carrying       Average        Carrying       Average
                                               Value             Yield        Value          Yield           Value         Yield
                                               -----             -----        -----          -----           -----         -----

U.S. Government agency securities........     $ 1,512             6.25%     $ 3,735          5.67%        $  5,247          5.84%
U.S. Treasury securities.................           -                -          511          4.25              511          4.25
Collateralized mortgage
 obligations.............................                                                                    1,179          5.63
Mortgage-backed security.................                                                                      295          5.50
                                              -------             ----      -------          ----         --------          ----
         Total...........................     $ 1,512             6.25%     $ 4,246          5.50%        $  7,232          5.68%
                                              =======             ====      =======          ====         ========          ====


                                                                                After One Year
At December 31, 2000:                            One Year or Less                to Five Years                     Total
                                              ----------------------        -----------------------       -----------------------
                                              Carrying       Average        Carrying        Average       Carrying        Average
                                               Value          Yield          Value           Yield          Value          Yield
                                               -----          -----          -----           -----          -----          -----
     U.S. Government agency
         securities......................     $ 1,000         5.94%         $ 2,566          6.35%        $ 3,566           6.21%
     Mortgage-backed security............                                                                     330           5.50
                                              -------         ----          -------          ----         -------           ----
         Total...........................     $ 1,000         5.94%         $ 2,566          6.35%        $ 3,896           6.17%
                                              =======         ====          =======          ====         =======           ====

Results of Operations

     Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, our net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our noninterest income and our noninterest expense, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

     The following table sets forth, for the periods indicated, information regarding our: (i) total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; and (v) net interest margin. Average balances are based on average daily balances.


                                                           Year Ended December 31, 2001             Year Ended December 31, 2000
                                                           ----------------------------             ----------------------------
                                                                                                              Interest
                                                    Average     Interest and      Average      Average         and          Average
                                                    Balance       Dividends       Yield/Rate   Balance      Dividends     Yield/Rate
                                                    -------       ---------       ----------   -------      ---------     ----------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Loans ......................................    $ 14,988       $  1,284          8.57%      $  7,305       $  716          9.80%
  Securities .................................       4,856            285          5.87          3,226          207          6.42
  Other interest-earning assets (1)...........       1,761             71          4.03          1,090           67          6.15
                                                    ------          -----                       ------          ---
         Total interest-earning assets .......      21,605          1,640          7.59         11,621          990          8.52
                                                                                                                ---
Noninterest-earning assets ...................       3,079                                       2,313
                                                     -----                                       -----
         Total assets ........................    $ 24,684                                    $ 13,934
                                                    ======                                      ======
Interest-bearing liabilities:
   Savings, money market and NOW
       Deposits ..............................    $  3,902             95          2.43       $  2,424           74          3.05
   Time deposits .............................      14,254            816          5.72          6,443          394          6.11
   Other borrowings ..........................         258             12          4.65             38            2          5.26
                                                       ---            ---                        -----          ---
         Total interest-bearing liabilities ..      18,414            923          5.01          8,905          470          5.27
                                                                      ---                                       ---
Noninterest bearing demand deposits ..........       1,749                                       1,056
Other noninterest-bearing liabilities ........         625                                         127
Stockholders' equity .........................       3,896                                       3,846
                                                     -----                                       -----
         Total liabilities and stockholders'
          equity .............................    $ 24,684                                     $13,934
                                                  ========                                     =======
Net interest/dividend income .................                   $    717                                    $  520
                                                                 ========                                    ======
Interest-rate spread (2) .....................                                     2.58%                                     3.25%
                                                                                   ====                                      ====
Net interest margin (3) ......................                                     3.32%                                     4.47%
                                                                                   ====                                      ====
Ratio of average interest-earning assets to
average interest-bearing liabilities .........        1.17                                        1.30
                                                      ====                                        ====

(Footnotes to follow this page)

_____________________________

(1) Includes interest-bearing deposits, federal funds sold and federal home loan bank stock.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin is net interest income dividend by average interest-earning assets.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (change in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume).

                                                                                     Year Ended December 31, 2001 vs. 2000:
                                                                                             Increase (Decrease) Due to
                                                                             ------------------------------------------------------
                                                                             Rate           Volume           Rate/            Total
                                                                             ----           ------           -----            -----
                                                                                                            Volume
                                                                                                            ------
                                                                                                 (In thousands)
Interest-earning assets:
         Loans.........................................................     $   (90)        $  753         $   (95)           $  568
         Securities....................................................         (18)           105              (9)               78
         Other interest-earning assets.................................         (23)            41             (14)                4
                                                                               ----            ---            ----               ---

                  Total................................................        (131)           899            (118)              650
                                                                               ----            ---            ----               ---

Interest-bearing liabilities:
   Deposits:
         Savings, money-market and NOW deposits........................         (15)            45              (9)               21
         Time deposits.................................................         (25)           477             (30)              422
Other borrowings.......................................................           -             12              (2)               10
                                                                               ----            ---            ----               ---

                  Total................................................         (40)           534             (41)              453
                                                                               ----            ---            ----               ---

Net change in net interest income......................................     $   (91)        $  365         $   (77)           $  197
                                                                            =======         ======         =======            ======


Results of Operations For the Years Ended December 31, 2001 and 2000

     General. Net loss for the year ended December 31, 2001, was $162,553 or $.31 per basic and diluted share compared to a net loss of $273,110 or $.53 per basic and diluted share for the comparable period in 2000. For most of 2001, based on our operating expenses, we had not achieved the asset size to operate profitably. We were, however, profitable in the fourth quarter of 2001.

     Interest Income and Expense. Interest income increased $650,143 from $990,456 for the year ended December 31, 2000 to $1,640,599 for the year ended December 31, 2001. Interest income on loans increased $568,276, primarily due to an increase in the average loan portfolio balance. Interest income on securities increased $77,881 primarily due to an increase in the average securities portfolio balance.

     Interest expense on deposits increased $443,194, from $468,022 for the year ended December 31, 2000 to $911,216 for the year ended December 31, 2001. Interest expense on deposits increased primarily due to an increase in the average balance of deposit accounts.

     Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending that we conduct, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to our market areas, and other factors related to the collectibility of our loan portfolio. We recorded a provision for loan losses for the year ended December 31, 2001 of $160,793 and the allowance for loan losses was $230,106 at December 31, 2001. Management believes the allowance is adequate at December 31, 2001.

     Noninterest Income. Noninterest income was $165,036 for the year ended December 31, 2001, compared to $75,240 for 2000. This increase was primarily due to an increase in the volume of service charges on deposit accounts.

     Noninterest Expense. Noninterest expense was $985,019 for the year ended December 31, 2001, compared to $936,459 for the year ended December 31, 2000. Noninterest expense increased primarily due to our overall growth.

     Income Tax Benefit. The income tax benefit for the year ended December 31, 2001 was $101,000 (an effective rate of 38.3%) compared to $169,000 (an effective tax rate of 38.2%) for the year ended December 31, 2000.

Asset and Liability Management

     As part of our asset and liability management, we have emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing our earnings. We believe that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines, which should result in tighter controls and less exposure to interest-rate risk.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given period. The gap ratio is computed as RSA/RSL. A gap ratio of 1.0 represents perfect matching. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).

     The following table sets forth certain information relating to our interest-earning assets and interest- bearing liabilities at December 31, 2001, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):



                           [Table to follow this page]


                                                               More         More
                                                               Than         Than         More
                                                               Three        Six        Than One
                                                   Up To       Months       Months      Year to       More        Over
                                                   Three       to Six       to One       Five       Than Five     Ten
                                                   Months      Months       Year         Years        Years       Years       Total
                                                   ------      ------       ----         -----        -----       -----       -----
Loans (1):
     Variable rate ...........................   $  4,284     $    666     $  1,142     $  6,418    $    113    $      -    $ 12,623
     Fixed rate ..............................        440          462          683        3,785         369         840       6,579
                                                 --------     --------     --------     --------    --------    --------    --------
         Total loans .........................      4,724        1,128        1,825       10,203         482         840      19,202
Federal funds sold ...........................        273            -            -            -           -           -         273
Securities (2) ...............................        161        1,020          541        5,570           -           -       7,292
                                                 --------     --------     --------     --------    --------    --------    --------
         Total rate-sensitive assets .........   $  5,158     $  2,148     $  2,366     $ 15,773    $    482    $    840    $ 26,767
                                                 ========     ========     ========     ========    ========    ========    ========
Deposit accounts (3):
   Savings, NOW and money market
     Deposits ................................   $  4,571     $      -     $      -     $      -    $      -    $      -    $  4,571
   Time deposits .............................      5,090        4,472        5,697        1,855           -           -      17,114
   Other borrowings ..........................          -            -            -        1,200           -           -       1,200
                                                 --------     --------     --------     --------    --------    --------    --------
         Total rate-sensitive liabilities ....   $  9,661     $  4,472     $  5,697     $  3,055    $      -    $      -    $ 22,885
                                                 ========     ========     ========     ========    =======-    ========    ========
GAP repricing differences ....................   $ (4,503)    $ (2,324)    $ (3,331)    $ 12,718    $    482    $    840    $  3,882
                                                 ========     ========     ========     ========    ========    ========    ========
Cumulative GAP ...............................   $ (4,503)    $ (6,827)    $(10,158)    $  2,560    $  3,042    $  3,882
                                                 ========     ========     ========     ========    ========    ========

Cumulative GAP/total assets ..................     (15.25)%     (23.12)%     (34.40)%       8.67%      10.30%      13.15%
                                                 ========     ========     ========     ========    ========    ========
__________________________

     (1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust, rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
     (2) Securities are scheduled through the maturity dates, includes Federal Home Loan Bank stock.
     (3) Money market, NOW, and savings deposits are regarded as readily accessible, withdrawable accounts. All other time deposits are scheduled through the maturity dates.

     The following table reflects the contractual principal repayments by period of our loan portfolio at December 31, 2001 (in thousands):

                                                      Residential        Commercial                           Consumer
                                      Commercial        Mortgage         Real Estate       Construction       and Other
Years Ending December 31,               Loans            Loans              Loans              Loans            Loans          Total
-------------------------               -----            -----              -----              -----            -----          -----
2002.............................      $  1,746        $     104        $       55          $     183        $    807      $  2,895
2003 ............................           398              119                33                529             731         1,810
2004 ............................           354              121               533                 77             630         1,715
2005 ............................           331              124               270                 22             360         1,107
2006 & beyond ...................           892            3,157             4,083              3,217             326        11,675
                                       --------         --------          --------            -------         -------       -------
         Total ..................      $  3,721         $  3,625          $  4,974            $ 4,028         $ 2,854       $19,202
                                       ========         ========          ========            =======         =======       =======


Of the $16.3 million of loans due after 2002, 58.7% of these loans have fixed interest rates and 41.3% have adjustable interest rates.

     The following table sets forth total loans originated and repaid at the dates indicated (in thousands):



                           [Table to follow this page]


                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                                                  2001             2000
                                                                                  ----             ----
Originations:
         Commercial loans ........................................              $  3,975        $  1,437
         Commercial real estate loans ............................                 4,139           2,923
         Residential mortgage loans ..............................                 4,564           2,201
         Consumer and other loans ................................                 2,352           1,697
                                                                                --------        --------
                  Total loans originated .........................                15,030           8,258
Principal reductions .............................................               (7,149)          (1,221)
                                                                                --------        --------
Increase in total loans ..........................................              $  7,881        $  7,037
                                                                                ========        ========

     The following table sets forth information with respect to activity in our allowance for loan losses during the period indicated:

                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                                                  2001             2000
                                                                                  ----             ----
                                                                                     (In thousands)

Allowance of beginning of period .................................              $    139        $     42
                                                                                --------        --------
Charge-offs:
     Commercial real estate loans.................................                     -               -
     Residential real estate loans................................                     -               -
     Commercial loans.............................................                   (62)              -
     Consumer loans...............................................                   (11)             (4)
                                                                                --------        --------
                  Total charge-offs...............................                   (73)             (4)
                                                                                --------        --------

Recoveries:
     Commercial real estate loans.................................                     -               -
     Residential real estate loans................................                     -               -
     Commercial loans.............................................                     3               -
     Consumer loans...............................................                     -               -
                                                                                --------        --------
                  Total recoveries................................                     3              -
                                                                                --------        --------
Provision for loan losses charged to operations...................                   161             101
                                                                                --------        --------
Allowance at end of period........................................              $    230        $    139
                                                                                ========        ========
Ratio of net charge-offs during the period
   to average loans outstanding during period.....................                   .47%            .05%
                                                                                --------        --------
Allowance for loan losses as a percentage
   of non-performing loans........................................                1239.1%            N/A
                                                                                ========        ========

     The  following  table  shows  the   distribution   of,  and  certain  other
information relating to, our deposit accounts by type (dollars in thousands):

                                                                                   At December 31,
                                                                -----------------------------------------------------
                                                                         2001                           2000
                                                                -----------------------       -----------------------
                                                                                 % of                          % of
                                                                  Amount       Deposits          Amount      Deposits
                                                                  ------       --------          ------      --------
Noninterest-bearing demand deposits .......................     $  2,337         9.7%           $ 1,211         9.3%
NOW deposits ..............................................        1,344         5.6                789         6.0
Money market deposits .....................................        2,739        11.4              1,885        14.4
Savings deposits ..........................................          488         2.1                280         2.1
                                                                 -------       -----            -------       -----

         Subtotal .........................................        6,908        28.8              4,165        31.8
                                                                 -------       -----            -------       -----

Time deposits:
         2.00% - 2.99% ....................................        2,022         8.4                  -           -
         3.00% - 3.99% ....................................        2,720        11.3                  -           -
         4.00% - 4.99% ....................................        6,198        25.8                  -           -
         5.00% - 5.99% ....................................        3,798        15.8                579         4.4
         6.00% - 6.99% ....................................        2,162         9.0              8,145        62.2
         7.00% - 7.99% ....................................          214         0.9                213         1.6
                                                                 -------       -----            -------       -----
Total time deposits * .....................................       17,114        71.2              8,937        68.2
                                                                 -------       -----            -------       -----
Total deposits ............................................      $24,022       100.0%           $13,102       100.0%
                                                                 =======       =====            =======       =====


     (Footnotes follow this page.)

__________________________

  * Included individual retirement accounts ("IRAs") totaling $1,091,000 and $653,000 at December 31, 2001 and 2000, respectively.

     Jumbo certificates ($100,000 and over) mature as follows (in thousands):


                                                                                            At December 31,
                                                                                            ---------------
                                                                                            (In thousands)
                                                                                       2001               2000
                                                                                       ----               ----
Due three months or less ................................................           $   1,756          $     323

Due over three months to six months .....................................               1,445               730

Due over six months to one year .........................................               1,298               978

Due over one year .......................................................                 800               200
                                                                                    ---------          --------

         Total ..........................................................           $   5,299          $  2,231
                                                                                    =========          ========

     The following table sets forth our net deposit flows during the year indicated:


                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                                            (In thousands)
                                                                                        2001          2000
                                                                                        ----          ----
Net increase before interest credited...................................              $ 10,268     $   6,200

Net interest credited ..................................................                   652           342
                                                                                           ---           ---

Net deposit increase ...................................................              $ 10,920     $   6,542
                                                                                      ========     =========

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

               Comparison of March 31, 2002 and December 31, 2001

Liquidity and Capital Resources

     During the three months ended March 31, 2002, our primary source of funds consisted of a net increase in deposits of $2.8 million. We used our capital resources principally to fund existing and continuing loan commitments. At March 31, 2002, we had commitments to originate loans, including unfunded lines of credit and standby letters of credit, totaling $3.2 million. Management believes that we have adequate resources to fund all of our commitments and that substantially all of our existing commitments will be funded in 2002. At March 31, 2002, we had approximately $16.0 million in time deposits maturing in one year or less. Management also believes that, if so desired, we can adjust the rates on time deposits to retain deposits in a changing interest rate environment.

     As a Florida-chartered commercial bank, Peoples State Bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as defined, such as federal funds sold and United States securities or securities guaranteed by the United States. As of March 31, 2002, the Bank exceeded all liquidity requirements to which it was subject.

     The following ratios and rates are presented for the dates and periods indicated:

                                                                        Three Months                   Three Months
                                                                          Ended         Year Ended         Ended
                                                                         March 31,      December 31,      March 31,
                                                                           2002             2001            2001
                                                                           ----             ----            ----
        Average equity as a percentage
           of average assets                                              12.08%           15.78%          19.55%

        Equity to total assets at end of period                           11.70%           12.95%          18.12%

        Return on average assets *                                          .24%            (.66%)         (1.47%)

        Return on average equity *                                         1.98%           (4.18%)         (7.52%)

        Noninterest expenses to average assets *                           3.23%            3.99%           4.65%

         Nonperforming loans and foreclosed assets as
           a percentage of total assets at end of period                    .26%             .85%              -%


----------

      *   Annualized for the three months ended March 31.











            [The remainder of this page is intentionally left blank]

Results of Operations

     The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income from our interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin.

                                                                    Three Months Ended March 31,
                                               -------------------------------------------------------------------
                                                              2002                                 2001
                                               --------------------------------     ------------------------------
                                                            Interest    Average                  Interest  Average
                                               Average        and        Yield/     Average         and      Yield/
                                               Balance      Dividends     Cost      Balance      Dividends   Cost
                                               -------      ---------     ----      -------      ---------   ----
                                                                        (Dollars in thousands)
Interest-earning assets:
   Loans                                       $ 20,306      $ 382        7.52%    $ 12,072       $ 271      8.98%
   Securities                                     7,116         93        5.23        3,917          63      6.43
   Other interest-earning assets (1)              1,073          5        1.86        1,559          22      5.64
                                               --------      -----                 --------       -----

       Total interest-earning assets             28,495        480        6.74       17,548         356      8.11
                                                             -----                                -----

Noninterest-earning assets (2)                    3,017                               2,747
                                               --------                            --------

       Total assets                            $ 31,512                            $ 20,295
                                               ========                            ========

Interest-bearing liabilities:
   Savings, NOW, money-market
       deposit accounts                           5,379         21        1.56        3,156          23      2.92
   Time deposits                                 18,029        189        4.19       11,216         181      6.46
   Other borrowings                               1,200         13        4.33          127           2      6.30
                                               --------      -----                 --------       -----

       Total interest-bearing liabilities        24,608        223        3.62       14,499         206      5.68
                                                             -----                                -----
Noninterest-bearing demand deposits               2,640                               1,518
Noninterest-bearing liabilities                     456                                 311
Stockholders' equity                              3,808                               3,967
                                               --------                            --------
       Total liabilities and
           stockholders' equity                $ 31,512                            $ 20,295
                                               ========                            ========

Net interest income                                          $ 257                                $ 150
                                                             =====                                =====

Interest-rate spread (3)                                                  3.12%                              2.43%
                                                                          ====                               ====

Net interest margin (4)                                                   3.61%                              3.42%
                                                                          ====                               ====

Ratio of average interest-earning assets to
   average interest-bearing liabilities            1.16                                1.21
                                                   ====                                ====



----------

(1)  Includes Federal Home Loan Bank stock and federal funds sold.
(2)  Includes nonaccrual loans.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is annualized net interest income divided by average interest-earning assets.

       Comparison of the Three-Month Periods Ended March 31, 2002 and 2001

     General. Net earnings for the three months ended March 31, 2002, was $18,878 or $.04 per basic and diluted share compared to a net loss of $74,555 or $.14 per basic and diluted share for the comparable period in 2001. The increase in net earnings was primarily due to increases in net interest income and noninterest income, partially offset by an increase in noninterest expense.

     Interest Income. Interest income for the three months ended March 31, 2002, was $480,301 compared to $356,248 for the three months ended March 31, 2001. Interest income earned on loans was $382,122 for the three months ended March 31, 2002, compared to $271,406 for the three-month period ended March 31, 2001. The increase was due to an increase in the average loan portfolio balance to $20.3 million for the three months ended March 31, 2002, from $12.1 million for the comparable period in 2001, partially offset by a decrease in the average yield earned from 8.98% to 7.52%.

     Interest Expense. Interest expense for the three months ended March 31, 2002, was $222,765 compared to $206,179 for the three months ended March 31,
2001. The increase was due to an increase in the average balance of interest-bearing liabilities from $14.5 million for the three months ended March 31, 2001, to $24.6 million for the three months ended March 31, 2002, partially offset by a decrease in the average cost from 5.68% for the three months ended March 31, 2001, to 3.62% for the three months ended March 31, 2002.

     Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending that we conduct, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to our market areas, and other factors related to the collectibility of our loan portfolio. We recorded a provision for loan losses for the three months ended March 31, 2002 and 2001 was $33,382 and $65,547, respectively. The allowance for loan losses was $258,441 at March 31, 2002. Management believes the allowance is adequate at March 31, 2002.

     Noninterest Income. Noninterest income was $59,366 for the three months ended March 31, 2002, compared to $30,968 for the comparable period in 2001. The largest increase related to service charges on deposit accounts due to the increase in deposit accounts.

     Noninterest Expense. Noninterest expense was $254,142 for the three months ended March 31, 2002, compared to $236,045 for the three months ended March 31, 2001. This increase relates to the overall increase in the volume of service.

     Income Taxes. The income tax provision for the three months ended March 31, 2002, was $10,500 (an effective rate of 35.7%) compared to an income tax benefit of $46,000 in 2001 (an effective rate of 38.2%).

                             DESCRIPTION OF BUSINESS

General

     PSB is a one-bank holding company as defined by the Bank Holding Company Act. PSB is headquartered at the Bank's main office in Lake City, Florida and owns 100% of the issued and outstanding common stock of the Bank.

     PSB was incorporated under the laws of the State of Florida on June 30, 1997, to acquire 100% of the shares to be issued by the Bank during its organizational stage and to enhance the Bank's ability to serve its future customers' requirements for financial services. PSB provides flexibility for expansion of our banking business through possible acquisitions of other financial institutions and the ability to offer additional banking- related services in the future, which a traditional commercial bank may not provide under present laws.

Subsidiaries

     As of the date of this prospectus, Peoples State Bank was our sole subsidiary. The Bank is a state- chartered commercial bank, which opened for business on April 28, 1999.

     Peoples State Bank is a full service commercial bank, without trust powers. The Bank provides such consumer services as U.S. Savings Bonds, travelers checks, bank checks and cashier's checks. The Bank offers a full range of interest-bearing and noninterest-bearing deposit accounts, which include:


o   Commercial Checking Accounts           o   Interest Bearing Savings Accounts
o   Retail Checking Accounts               o   Certificates of Deposit
o   Money Market Accounts                  o   Individual Retirement Accounts

     Peoples State Bank also offers a wide range of loan products, which include:

o   Commercial Loans                       o   Deposit Account Loans
o   Real Estate Loans                      o   Lines of Credit
o   Construction Loans                     o   Home Equity Loans
o   Consumer Loans

Market Area

     Our operations are based in Lake City, Florida, which is located in the northern part of Columbia County near where Interstate 10 and Interstate 75 intersect. Lake City is the economic and governmental center of the county, and, due to its proximity to major travel arteries, offers economic advantages usually found in larger metropolitan areas.

     Columbia County is a rapidly growing region of Florida in both population and wealth. The Columbia County population grew 35.07% between 1990 and 2001 to approximately 57,600 people and is expected to continue its growth with a projected 8.24% jump between 2001 and 2006 to approximately 62,300 people. As of 2001, approximately 75% of the county's population was under the age of 55. In regard to the wealth of the County, the total percentage of households earning more than $50,000 increased 224.66% from 1990 to 2001 resulting in 29.65% of the 20,694 households earning over $50,000. The over $50,000 income earning segment is projected to grow at a pace of 24.19% between 2001 and 2006, resulting in 33.64% of the total households earning more than $50,000 per year. The median household income increased 45.48% between 1990 and 2001 to $31,846, and is projected to grow 11.38% to $35,471 in 2006.

     Columbia County maintains a steady commercial, industrial and agricultural base, which has been expanding in recent years. The County's economy is experiencing a shift from being predominantly agricultural to being a more commercial, industrial, service and government oriented economy. However, cattle, timber and other farming operations are still thriving activities in Columbia County. The largest employers in Columbia County include:


o   Columbia County School Board   o   Columbia Correctional Center   o   Wal-Mart
o   VA Medical Center              o   Homes of Merit                 o   Service Zone
o   Florida Department of          o   TIMCO - Lake City              o   Board of County
      Transportation                                                        Commissioners

     There is strong competition among financial institutions in Lake City. There are four commercial banks with a total of 11 branches operating in Lake City. Of these four banks, one is affiliated with a national bank holding company. There are no savings associations headquartered in Lake City; however, one savings association and two credit unions operate three branches in Lake

City and one credit union is headquartered in Lake City. Financial products are now provided by financial institutions located outside of our primary service area through the Internet. We also compete with non-financial institutions, such as insurance companies, consumer finance companies, brokerage houses and other business entities that now target once traditional banking business.

     We believe that we can and will continue to meet these competitive challenges by providing prompt, personalized service to our customers. "People" answer our telephones and customers are notified promptly as to whether we can satisfy their loan requests.

Investments

     As of December 31, 2001, investment securities, Federal Home Loan Bank stock and federal funds sold comprised approximately 25.6% of our assets. Net loans comprised approximately 64.1% of our assets. To date, we have invested primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States. In addition, we enter into federal funds transactions with our principal correspondent banks, and typically act as a seller of such funds.

Deposits

     We offer a wide range of interest-bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing savings accounts and certificate of deposits with fixed and variable rates and a range of maturity dates. The sources of our deposits are residents, businesses and employees of businesses primarily within our market area. Deposits are generated through the personal solicitation of our officers and directors, and advertisements published in the local media. We pay competitive interest rates on time and savings deposits to meet our loan funding needs.

     In addition to traditional commercial and personal checking and savings accounts, we also offer certificates of deposits with 6, 12, 18, 24, 36, 48 and 60 month maturities. The interest rates on these products fluctuate based on prevailing market rates and anticipated changes in those rates. In addition, we offer jumbo CDs, with minimum balances of $100,000, at rates slightly higher than we offer on small CDs.

     We are currently also offering a promotional non-interest-bearing checking account product featuring up to $200 in bounced check protection. To qualify for this protection, a prospective account holder must pass a credit check. In the three months we have offered this account, the average balance per account has been $1,200 and we have had no charge-off experience with the bounced check protection feature.

     Another promotional account which we are now marketing is known as the "Horizon Club" checking account. This product is offered to members of the community who are at least 55 years of age. We charge no service fee for this account, but permit only a limited number of transactions per month.

Loan Portfolio

     We offer a full complement of lending services, which include real estate, construction, consumer and commercial loans.

     Our general practice is to not accrue interest on loans delinquent over 90 days, unless fully secured and in the process of collection. The accrued and unpaid interest is reversed against current income and, thereafter, interest is recognized only to the extent payments are received. Non-accrual loans are restored to accrual basis when interest and principal payments are current and prospects for recovery are no longer in doubt.

     As of December 31, 2001, we had $249,766 in nonperforming assets, consisting of $231,203 in foreclosed assets and $18,563 in loans on nonaccrual status.

     Residential Real Estate Loans. We offer several fixed- and adjustable-rate loan products secured by one- to four-family residences located in Lake City and Columbia County. Typically, we sell all of our fixed rate mortgage loans in the secondary markets. Of the residential real estate loans outstanding on December 31, 2001, approximately 41.4% were fixed-rate mortgage loans and approximately 58.6% were adjustable-rate loans.

     Our adjustable-rate mortgage loans adjust every one, three or five years, with terms of up to 30 years. The maximum amount by which the interest rate may be increased or decreased in a given period on adjustable- rate mortgage loans is generally 2.0% per year, with a lifetime interest rate cap of generally 6.0% over a loan's initial interest rate. We qualify borrowers based on their ability to repay the adjustable-rate mortgage loan based on the maximum interest rate at the first adjustment. The terms and conditions of our adjustable-rate mortgage loans may vary from time to time. The initial interest rate of such loans may be lower than the prevailing market rate in order to attract borrowers. We believe that the annual adjustment feature of adjustable-rate loans provide flexibility to meet competitive conditions with initial rate concessions while limiting the duration of those concessions. We do not originate any negative amortization loans.

     Adjustable-rate mortgage loans help reduce our exposure to changes in interest rates. There are, however, credit risks resulting from the possibility of increased payments due from borrowers. It is, therefore, possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase as a result of increased payments required by borrowers. In addition, although adjustable-rate mortgage loans allow us to increase the sensitivity of our asset base to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate caps. Because of these considerations, we cannot be certain that yields on adjustable-rate mortgage loans will be sufficient to offset increases in our cost of funds during periods of rising interest rates. We believe these risks, which have not yet had a material adverse effect on us, generally are less than the risks associated with holding fixed-rate loans in a rising interest rate environment.

     We also originate fixed-rate fully amortizing loans with maturities of 30 or 15 years. We determine loan fees charged, interest rates and other provisions of these mortgage loans on the basis of internal pricing criteria and market conditions. We offer mortgage loans that conform to Fannie Mae and Freddie Mac guidelines, as well as jumbo loans in excess of $300,700.

     Our residential mortgage loans typically do not exceed 90% of the appraised value of the property. Our lending policies permit us to lend up to 95% of the appraised value of the property; however, we generally require private mortgage insurance on the portion of the loan that exceeds 90% of the appraised value of the property.

     We  also  require  fire,   casualty,   title,   hazard  insurance  and,  if
appropriate, flood insurance on all properties securing loans. Also, independent state-certified appraisers appraise properties used as collateral.

     Commercial Real Estate Loans. We originate mortgage loans for the acquisition and refinancing of commercial real estate properties. Commercial real estate loans are typically amortized on a 15 to 20 year schedule. Our fixed rate loans generally have five-year terms with a balloon payment of the outstanding balance due at that time. We also offer adjustable rate loans based on the prime rate, which are typically made with maturities equal in length to their amortization schedule. The interest rates of variable-rate loans adjust at either one, three or five year intervals. Our commercial real estate loans are generally secured by owner occupied office and retail properties located in Lake City or Columbia County.

     Commercial real estate lending affords us the opportunity to charge higher interest rates than those generally available on residential real estate loans. However, loans secured by commercial properties usually involve greater risk than residential mortgage loans. Because payments on loans secured by income producing properties often depend on the successful operation and management of the properties, repayment of these loans may be more affected by adverse conditions in the real estate market or the economy. We seek to minimize these risks by generally limiting the maximum loan-to-value ratio to 80% and by strictly scrutinizing the financial condition of borrowers, the cash flow of the projects, the quality of the collateral and the management of property securing the loans. We also generally obtain loan guarantees from principals of corporate borrowers.

     Construction Loans. We originate construction loans for the construction of residential and commercial properties. Construction loans generally provide for the payment of only interest during the construction phase, which is usually between 12 and 18 months. At the end of the construction phase, construction loans either mature or convert to permanent mortgage loans. Permanent loans can be made with a maximum loan to value ratio of 95%, provided that the borrower obtains private mortgage insurance if the loan balance exceeds 90% of the lesser of the property's appraised value or expected sales price. We also originate residential construction loans to builders with which we have established relationships.

     Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also review and inspect each property before periodic disbursements of funds during the loan's term. The final 20% of each construction loan is held until the project is completed.

     Construction lending generally involves a higher degree of risk than permanent mortgage lending because of the greater potential for disagreements between buyers and builders and the failure of builders to pay subcontractors. Additional risk often exists because of the inherent difficulty in estimating both a property's value and the estimated cost of the property. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to ensure that a project is completed and to protect the value of the property. If our estimate of value upon completion proves to be inaccurate, the sale of the property may be insufficient to assure full repayment.

     Consumer Loans. Consumer loans consist primarily of home equity lines of credit and fully amortized home equity loans, as well as automobile loans. In making these loans, we employ underwriting standards which include determination of applicants' credit histories, assessments of applicants' abilities to meet existing obligations and payments on the proposed loan, and the value of any collateral.

     We also offer various other consumer loans, including lines of credit and loans secured by deposit accounts. Consumer loans present greater risk than residential mortgage loans, particularly loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral may not provide adequate sources of repayment of outstanding loan balances. Further, deficiencies often do not warrant additional collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower's continuing financial stability, and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Commercial Loans. We originate commercial loans primarily in Lake City and Columbia County to a variety of professionals and small businesses. Among the loans we offer are term loans for fixed assets and working capital and revolving lines of credit. Commercial loans are generally offered with adjustable interest rates and with terms of up to five years. Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual reviews and renewals.

     In making commercial loans, we consider the financial condition of borrowers, their credit histories, their debt service capabilities and projected cash flows and the value of any collateral. Commercial loans are generally secured by a variety of collateral, primarily equipment, assets and accounts receivable, and are generally supported by personal guarantees. We also make occasional unsecured commercial loans. Such loans are generally offered with floating interest rates and terms of up to two years and are generally limited to $150,000. Less than 5.0% of our loan portfolio is comprised of unsecured commercial loans.

     Unlike residential mortgage loans, which generally are made on the basis of borrower's ability to make repayment from employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. This, in turn, can be affected by local and broader economic conditions.

     Loan Approval Procedures and Authority. Our Board of Directors establishes our lending policies and loan approval authorities. Loan underwriting includes credit evaluation under the underwriting standards and loan origination procedures prescribed by the Board and management. Residential mortgage loans are generally underwritten according to Freddie Mac and Fannie Mae guidelines to permit them to be sold in the secondary market. Loan applications are obtained from borrowers to determine borrower's ability to repay, and the more significant items on these application are verified through the use of credit reports, financial statements and personal confirmation. If necessary, additional financial information may be required and our loan documents are structured so that we have the right to require borrowers to submit any required items. Real estate loans generally require that an independent, outside appraiser approved by the Board of Directors appraise the collateral properly. Additionally, for mortgage loans, title insurance and hazard and flood insurance must be obtained prior to closing.

     The Board of Directors has vested certain officers and committees with the loan approval authorities listed in the following table.

                                                                  Secured Loans Up To              Unsecured Loans Up To

Wesley T. Small, Bank President and CEO                                $150,000                         $  50,000
Robert W. Woodard, Bank EVP and Chief Loan Officer                      100,000                            25,000
Lonnie Haltiwanger, Mortgage Loan Office                                 75,000                             5,000
Officers' Loan Committee                                                200,000                            75,000
Directors' Loan Committee                                               500,000                           150,000
Board of Directors                                                      900,000*                          573,000*
__________________

* Our approximate legal lending limits. The Board may approve loans up to our legal lending limits.

     Purchases of and Participations in Loans. Currently, our general policy is to sell substantially all of our fixed rate mortgage loans in the secondary market and to retain the majority of adjustable rate mortgage loans. From time to time, however, we may retain individual fixed rate mortgages depending on the asset's quality and our interest rate risk position. The loan products which we currently originate for sale include a variety of mortgage loans which conform to the underwriting standards of Fannie Mae, Freddie Mac and other secondary market investors.

     Loan originations are developed from continuing relationships throughout our market area, with existing or past depositors and borrowers, realtors, contractors, walk-in and call-in customers, builders, professionals and personal contacts. Advertisement in local community media, such as newspapers, radio and billboards is used regularly. We also occasionally utilize local television advertising.

Loan Loss Reserves

     In considering the adequacy of the allowance for loan losses, we considered that as of December 31, 2001, 45.3% of our outstanding loans are in the commercial loan category, including loans secured by commercial real estate. Commercial loans are generally considered to have greater risk than other categories of loans in the loan portfolio. The majority of our commercial loans at December 31, 2001, however, were made on a secured basis, with collateral consisting primarily of real estate, accounts receivable, inventory, assignment of mortgages and equipment. We believe that the secured condition of the predominant portion of our commercial loan portfolio reduces the risk of loss inherently present in commercial loans.

     Construction loans comprised 21.0% of our total loan portfolio as of December 31, 2001. Our consumer loan portfolio represented 14.8% of our total loan portfolio at December 31, 2001, and consisted primarily of lines of credit and installment loans secured by automobiles, boats and other consumer goods. We believe that the risk associated with these types of loans has been adequately provided for in our loan loss reserve.

     Residential real estate mortgage loans constituted 18.9% of our outstanding loans at December 31, 2001. These loans are considered to have minimal risk due to the fact that they represent conventional residential real estate mortgages where the amount of the original loan does not exceed 90% of the appraised value of the collateral, or is otherwise covered by private mortgage insurance.

     The Bank's Board of Directors monitors the loan portfolio on a monthly basis in order to enable it to evaluate the adequacy of the allowance for loan losses. The allowance for loan losses represents the cumulative total of monthly provisions for loan losses, less charge-offs, plus recoveries of previously charged off amounts. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged off against the allowance when management believes the collectibility of principal is unlikely. The monthly provision for loan losses is based on the Board's judgment, after considering known and inherent risks in the portfolio, our past loss experience, adverse situations that may affect borrowers' ability to repay, assumed values of the underlying collateral securing the loans, the current and prospective financial condition of the borrower, and the prevailing and anticipated economic condition of the local market.

     We maintain an allowance for loan losses at a level that we believe is sufficient to absorb all estimated losses in the loan portfolio. The allowance for loan losses is made up of two primary components: (i) amounts allocated to loans based on collateral type; and (ii) amounts allocated for loans reviewed on an individual basis in accordance with a credit risk grading system. At December 31, 2001, $230,106 or 1.2% of outstanding loans had been allocated for loan losses. We currently own no foreclosed real estate or repossessed property.

Correspondent Banking

     Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. We purchase correspondent services offered by larger banks, including check collections, purchase or sale of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

Data Processing

     Our data processing servicing agreement is with The InterCept Group. The servicing agreement provides us with a full range of data processing services including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing, central information file, ATM processing and internet banking. Under our data processing servicing agreement, we pay a monthly fee based on the type, kind and volume of data processing services provided, priced at a stipulated rate schedule.

Employees

     PSB and Peoples State Bank currently employ eleven full-time and two part-time employees, including four officers. We will hire additional employees as needed.

Monetary Policies

     The results of operations of Peoples State Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money market, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demands or our business and earnings.

                           SUPERVISION AND REGULATION

     PSB operates in a highly regulated environment. Our business activities, which are governed by statute, regulation and administrative policies, are supervised by the Federal Reserve Board, the Florida Department of Banking and Finance and the FDIC. The following is a brief summary of the more recent legislation which affects us.

     In 1999, financial services regulation was significantly reformed with the adoption of the Gramm-Leach- Bliley Act ("GLA"). The GLA provides for the streamlining of the regulatory oversight functions of the various federal banking regulators. Of significance, the GLA permits Bank Holding Companies
("BHC") that are well managed, well capitalized and that have at least a satisfactory Community Reinvestment Act rating to operate as Financial Holding Companies ("FHC"). In addition to activities that are permissible for BHCs and their subsidiaries, the GLA permits FHCs and their subsidiaries to engage in a wide variety of other activities that are "financial in nature" or are incidental to financial activities. These new activities may enable us to consider and engage in new lines of business.

     The  GLA  also  requires  financial   institutions  to  permit,   with  few
exceptions, their customers to "opt out" of having their personal financial information shared with nonaffiliated third parties. The GLA bars financial institutions from disclosing customer account numbers to direct marketers and mandates that institutions provide annual disclosures to their customers regarding the institution's privacy policies and procedures.

     PSB is regulated by the Federal Reserve Board under the BHC Act, which requires every BHC to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another BHC. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that BHCs must serve as a source of financial strength to their subsidiary banks. In adhering to the Federal Reserve Board policy, we may be required to provide financial support to the Bank at a time when, absent such Federal Reserve Board policy, we may not deem it advisable to provide such assistance.

     As a BHC, we are required to file with the Federal Reserve Board an annual report of our operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may also make examinations of PSB and the Bank.

     Having completed a public offering with our shares of common stock registered under the Securities Act of 1933, we now file periodic public disclosure reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and the applicable SEC regulations.

     Form 10-KSB is a required annual report that must contain a complete overview of our business, financial, management, regulatory, legal, ownership and organizational status. We must file our Form 10-KSB by March 31 of each year.

     Similarly, Form 10-QSB, must contain information about us on a quarterly basis. Although Form 10- KSB requires the inclusion of audited financial statements, unaudited statements are sufficient for inclusion on Form 10-QSB. Any significant non-recurring events that occur during the subject quarter, as well as changes in securities, any defaults and the submission of any matters to a vote of security holders, must also be reported on Form 10-QSB.

     Additionally, if any of six significant events (a change in control, an acquisition or disposition of significant assets, bankruptcy or receivership, a change in certifying accountant, any resignation of directors or a change in fiscal year end) occurs in a period between the filing of Form 10-KSB or a Form 10-QSB, such event must be reported on a Form 8-K within 15 days of the event.

     When communicating with shareholders, PSB's proxy solicitations for our Annual Meetings of Shareholders must contain certain detailed disclosures regarding the current status of PSB. In addition, our Annual Report must contain certain information, including audited financial statements, similar to what is found on Form 10-KSB.

     As a state-chartered bank, we are subject to the supervision of the Florida Department of Banking and Finance, the FDIC and the Federal Reserve Board. With respect to expansion, the Bank may establish branch offices anywhere within the State of Florida. The Bank is also subject to the Florida banking and usury laws restricting the amount of interest which it may charge on loans or other extensions of credit. As a subsidiary of PSB, the Bank is subject to restrictions under federal law in dealing with PSB and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     Loans and extensions of credit by state banks are subject to legal lending limitations. Under state law, a state bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person. In addition, a state bank may grant additional loans and extensions of credit to the same person up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions.

     We are also subject to regulatory capital requirements imposed by the Federal Reserve Board, the FDIC and the Florida Department of Banking and Finance. Both the Federal Reserve Board and the FDIC have established risk-based capital guidelines for bank holding companies and banks, which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk capital guidelines apply directly to state banks regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have capital equivalent to 8% of risk weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. At December 31, 2001, our total risk-based capital and Tier 1 to risk-weighted assets capital ratios were 15.23% and 14.18%, respectively. Both the Federal Reserve Board and the FDIC have also implemented minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under these rules, banking institutions are required to maintain a ratio of 3% Tier 1 capital to total assets (net of goodwill). Tier 1 capital includes common stockholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

     Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMELS rating system for banks or the BOPEC rating system for bank holding companies.

Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), created five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in FDICIA and which are used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., a BHC) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the BHC is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions are restricted from paying management fees, dividends and other capital distributions, are subject to certain asset growth restrictions and are required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

     FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe, by regulation, standards specifying:

         o    maximum classified assets to capital ratios;
         o minimum earnings sufficient to absorb losses without impairing capital;
         o to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and
         o such other standards relating to asset quality, earnings and valuation as the agency deems appropriate.

     Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an insured depository institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the insured depository institution or holding company to correct the deficiency and, until corrected, may impose restrictions on the insured depository institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of FDICIA.

     In response to the directive issued under FDICIA, the regulators have adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The table on the following page reflects the capital thresholds:


                                                      Total Risk-Based         Tier 1 Risk-Based             Tier 1
                                                       Capital Ratio             Capital Ratio           Leverage Ratio
                                                       -------------             -------------           --------------
Well capitalized (1)                                        10%                        6%                      5%
Adequately capitalized (1)                                   8%                        4%                      4%(2)
Undercapitalized (3)                                       < 8%                      < 4%                    < 4%
Significantly undercapitalized (3)                         < 6%                      < 3%                    < 3%
Critically undercapitalized                                  -                         -                     < 2%
_________________________

    (1)  An institution must meet all three minimums.
    (2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
    (3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.

Based upon the above regulatory ratios, the Bank is considered to be well capitalized.

     FDICIA also provided that banks meet new safety and soundness standards. In order to comply with FDICIA, the Federal Reserve Board and the FDIC adopted a rule which institutes guidelines defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation. Both the capital standards and the safety and soundness standards which FDICIA implements were designed to bolster and protect the deposit insurance fund.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle Act"), restrictions on interstate acquisitions of banks by BHCs were repealed on September 19, 1995, so that any out- of-state BHC is now able to acquire and consolidate any Florida-based bank, subject to certain deposit percentage and other restrictions on or after the effective date of the Riegle Act. The legislation also provides that, unless an individual state elected before hand to either:

    o    accelerate the effective date; or
    o prohibit out-of-state banks from operating interstate branches within its territory,

     adequately  capitalized  and well  managed  BHCs  are  able to  consolidate multiple interstate banks. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Florida has adopted legislation which permits interstate acquisitions and interstate branching. Florida law prohibits de novo branching into Florida by out-of-state banks.








            [The remainder of this page is intentionally left blank]

                                   MANAGEMENT

     The following table sets forth certain information with respect to PSB's and the Bank's officers and directors:

                                    Position with                       Position with                     Year Began
      Name                              PSB                                the Bank                         Service
---------------------               -------------                       -------------                     ----------
Samuel F. Brewer                        None                              Director                           1999

Frank A.  Broome, III                   None                              Director                           1999

John W. Burns, III                    Director                              None                             1997

Renny B. Eadie, III                     None                              Director                           1999

Robert M. Eadie                       Director                              None                             1997

Garland Kirby                           None                              Director                           1999

Shilpa U. Mhatre                      Director                              None                             1997

Alton C. Milton, Sr.                Director and                        Director and                         1997
                                Chairman of the Board               Chairman of the Board

Alton C. Milton, Jr.                  Director                              None                             1997

Andrew T. Moore                       Director                              None                             1997

Wyatte L. O'Steen, Sr.                  None                              Director                           1999

Roger W. Ratliff                        None                              Director                           1999

Thomas M. Riherd, II               Vice President,                     Vice President,                       2000
                               Chief Financial Officer             Chief Financial Officer
                                    and Secretary                       and Secretary

Wesley T. Small                         None                       Director, President and                   1999
                                                                   Chief Executive Officer

Robert W. Woodard              Director, President and                   Director,                           1997
                               Chief Executive Officer            Executive Vice President
                                                                   and Chief Loan Officer

     Samuel F. Brewer, age 40, is a resident of Lake City, Florida. He graduated with a BBA in risk management from the University of Georgia in 1985. Since 1988, Mr. Brewer has been an owner in Lake City Tobacco Warehouses, Inc. He is also an owner in R&H Farms, Inc. and A+ Mini-Storage located in Alachua, Florida. Mr. Brewer is also Vice President of Brewer Development Corp., a Steak-Out Delivery franchise located in Birmingham, Alabama. He is a member of the First United Methodist Church of Lake City, Lake City Elks Club, and the Lake City Country Club.

     Frank A. Broome, III, age 38, is a licensed Optometrist practicing in Lake City, Florida. Dr. Broome graduated from the University of Florida, Gainesville, Florida in 1986 with a degree in Psychology and from the Southern College of Optometry, Memphis, Tennessee with a doctorate degree. He is currently in private practice with his wife, Dr. Kimberly M. Broome, and Dr. Ronald R. Foreman. He is a member of the American Optometric Association, Florida Optometric Association, and Southern Council of Optometrists. He served as Chairman of the Volunteers in Service to Our Nation (VISION USA) Committee from 1995-1998, and also chaired the Assistance to Graduates/Undergraduates Committee from 1991-1994. In addition to Optometry, Dr. Broome owns and manages three parcels of commercial property. His civic and social activities include the Lake City Rotary Club, Columbia County Gator Club, and the Columbia County Friends of the Public Library.

     John W. Burns, III, age 41, is a State Farm Insurance Agent in Lake City. Mr. Burns was born and raised in Lake City. He graduated from Stetson University in DeLand in 1981 with a BA. degree. He has been a State Farm Insurance Agent since 1989 and was named one of the top 50 agents in the country in 1990. He has served as President, Treasurer and Campaign Chairman of the United Way of Suwannee Valley. Mr. Burns is currently a member of the Lake City Elks Lodge and the Lake City Rotary Club.

     Renny B. Eadie, III, age 52, has lived in Columbia County all his life. In 1977, he formed Columbia Ready Mix Concrete, Inc., and serves as President and Manager, operating ready-mix plants in Lake City and Live Oak, Florida. Mr.
Eadie is also Vice President of Lake City Industries, Inc., a lumber and building supply company, and Vice President of Silcox Precast, Inc., Live Oak, Florida, a manufacturer of specialty concrete products. He is a member of the First Baptist Church, Lake City, Florida, Lake City Masonic Lodge, Lake City York Rite, and Lake City Shrine Club. Mr. Eadie's brother, Robert M. Eadie, also serves as a director of PSB.

     Robert M. Eadie, age 50, a native of Lake City. Mr. Eadie graduated from Columbia High School and received an AA degree from Lake City Community College. After serving in the U.S. Army, Mr. Eadie joined his father in the family business in 1975. Since then, he has managed Lake City Industries, Inc., a lumber and building supply business. He presently serves as the company's President and as Vice President of Columbia Ready Mix, Inc. Mr. Eadie is a member of First Baptist Church, the Masonic Lodge, the Shrine Club and the Lake City York Rite. Mr. Eadie's brother, Renny B. Eadie, III, also serves as a director of the Bank.

     Garland Kirby, age 49, is Vice President of Kirby Oil Company in Lake City, Florida, a wholesale distributor of Amoco petroleum products. In 1989, Mr. Kirby and his brother formed Kirby Brothers Enterprises, Inc., which is engaged in retail gasoline sales through convenience stores. He is an active member and deacon of Southside Baptist Church and is a fourth generation Columbia County resident.

     Shilpa U. Mhatre, age 48, received a BS in Microbiology from the University of Bombay in 1974. For over 20 years, Ms. Mhatre has operated the business office for Psychiatric Associates of Lake City, P.A., a successful medical practice owned by her husband. In addition, for the past 15 years, she has owned and managed several residential and commercial properties in Lake City.

     Alton C. Milton, Sr., age 67, is Chairman of the Board of both PSB and the Bank and is a native of Columbia County. Mr. Milton received his GED from Columbia High School in 1957. In 1975, he opened Sunshine True Value Hardware, which is now wholly owned by him and his son. He served as a director of Lake City Federal Savings & Loan, which later became Sun Federal Savings and Loan, which was merged with Anchor Savings & Loan in 1986. He is a member of the Lake City Chamber of Commerce and a member of the Deep Creek Advent Christian Church. Mr. Milton's son, Alton C. Milton, Jr. is also a director of PSB.

     Alton C. Milton, Jr., age 32, is a 1988 graduate of Columbia High School, Lake City. Upon graduation, he and his father became joint partners in M & M Farms, a venture that includes tree and cattle farming. In 1991, Mr. Milton joined his father at the Sunshine True Value Hardware Store, in Lake City, and now serves as its Vice President. He also serves as Vice President of Sunshine Electrical & Plumbing Supply, Inc., a wholesaler and distributor of plumbing and electrical supplies. Mr. Milton's father is Alton C. Milton, Sr., who is also Chairman of PSB and the Bank.

     Andrew T. Moore, age 50, attended The Bolles School in Jacksonville, from 1966 to 1970 and graduated from Jacksonville University in 1974 with a BS degree in Business. Mr. Moore joined the family business, Rountree-Moore Ford/ Toyota in May of 1974 and is presently its Vice President and General Manager. He has served as President and Treasurer of the Lake City Kiwanis Club, five years as a Board Member of the Lake City/Columbia County Chamber of Commerce and three years as a Columbia County Boys Club Board Member.

     Wyatte L. O'Steen, Sr., age 69, is a native of Mayo, Florida. He attended Chipola Junior College in Marianna, Florida, and in 1951 returned to Mayo where he began a distinguished and rewarding career in dairy farming and ranching. Mr. O'Steen has served on the Board of Directors and was Vice President of the Upper Florida Milk Producers Association, and is a charter member of the foundation. In 1966, Mr. O'Steen was awarded the Outstanding Young Farmer Award by the Florida Chamber of Commerce. In addition to dairy farming, he has been involved in conventional farming, tree farming, investments, rodeos and raising and training Walker Fox Hounds. Mr. O'Steen is a member of the Lafayette Farm Bureau, Mayo Quarterback Club and the Florida State Fox Hunters Association. His involvement in banking began in 1968 when he became a director of the First National Bank, Live Oak, Florida. The bank merged with Barnett Bank in the mid-1980s, and Mr. O'Steen continued to serve as a director until January 1998, following the Barnett/NationsBank merger. He is a lifetime member of the Alton Church of God in Mayo.

     Roger W. Ratliff, age 54, attended high school in Jasper, Florida and received an AA degree from North Florida Junior College in Madison, Florida. His early work career was spent in various sales positions. He joined Horizon Industrial Supplies, Inc., in 1981 becoming a 1/3 owner soon thereafter. He and Greg Pittman, shareholders of Horizon, eventually bought the remaining portion of the company in 1994, with each now owning 50%. Mr. Ratliff is also involved as a part owner of Bar Harbor Lodge, Inc., a Best Western motel located in Bar Harbor, Maine; Live Oak Innkeepers, Inc., a Best Western motel located U.S. 129 and I-10 in Live Oak, Florida and PRS Properties, Inc., which owns an industrial property in Lake City, Florida. Mr. Ratliff is a lifelong resident of Jasper, Florida and is a member of the West Lake Church of God.

     Thomas M. Riherd, II, age 42, is the Chief Financial Officer of PSB and the Bank. Before joining PSB in July 2000, Mr. Riherd was Vice President and Senior Operations Officer for Columbia County Bank, Lake City. From September to December 1996, he served as Chief Financial Officer of CNB National Bank (Lake
City). Prior to that, he served as President (1993 to 1996) and Vice President/Chief Financial Officer (1984 to 1993) of Farmers & Dealers Bank in Lake Butler until its merger with CNB National Bank. Mr. Riherd earned an MBA from Jacksonville University in 1987 and a BSBA in Finance from Auburn University in 1980.

     Wesley T. Small, age 58, became President and CEO of the Bank in November 1999. Mr. Small began his banking career in 1961. From 1996 to 1999, he was a mortgage broker in Clearwater, Florida. From 1995 to 1996, he was COO of First Federal of Lake Wales, and prior to that, he was CEO of First Federal of Citrus County. In 1984, he co-founded and was President, Chief Executive Officer and a director of Madison Savings and Loan Association (now Madison Bank), Palm Harbor, Florida. Mr. Small also serves as Director and Vice President of United Way of Suwannee Valley, Director of Columbia County Senior Services, Inc., Co-founder and Director of Habitat for Humanity for Lake City/Columbia County and Secretary of Lake City Rotary Club.

     Robert W. Woodard, age 52, is the President and Chief Executive Officer of PSB, and the Executive Vice President of the Bank. Mr. Woodard began his banking career in 1969. He moved to Lake City, Florida, in 1987 where he joined Barnett Bank of North Central Florida as Vice President, Commercial Loans. In August, 1992, he joined CNB National Bank (Lake City) as Vice President, Commercial Loans. Mr. Woodard left CNB in 1997 to organize PSB and the Bank. He serves as Chairman of the City of Lake City Planning and Zoning Board; a member of the Columbia County Industrial Development Authority; a member of Shands at Lakeshore Hospital Authority Board; and a member and President-Elect of Lake City Rotary Club.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth, for the fiscal years ended December 31, 2001, 2000 and 1999, the total compensation paid to or accrued by the Chief Executive Officer and President of PSB. In 2001, no other officer received a combined salary and bonus in excess of $100,000, which is the minimum threshold for reporting other executives' compensation.



                           [Table to follow this page]


                                                                                                              LONG-TERM
                                                                                                            COMPENSATION
                                                                ANNUAL COMPENSATION                            AWARDS
                                             ---------------------------------------------------        ---------------------
                                                                                   Other
       Name and                                                                    Annual               Securities Underlying
  Principal Position           Year         Salary          Bonus              Compensation (1)               Options (2)
----------------------         ----         ------          -----              ----------------         ---------------------
Robert W. Woodard
President/CEO of               2001         $71,000          $250                 $4,279                        None
PSB and Executive Vice         2000          71,000            -                   4,279                       10,000
President of the Bank          1999          67,500            -                   4,279                        None
______________________

     (1) Family health insurance coverage.
     (2) All of Mr. Woodard's options are presently exercisable at $9.00 per share and expire on July 28, 2007. These options are not considered to be in-the-money.

Executive Compensation Policies and Program

     The compensation of PSB's and the Bank's executive officers are determined by the respective Boards of Directors, excluding any director who is also an executive officer. Only Mr. Woodard, President and Chief Executive Officer of PSB and Wesley T. Small, Chief Executive Officer and President of the Bank, serve as both directors and as executive officers. Each year, the respective Chief Executive Officers determine the salary range recommendations for all employees, including executives other than themselves. The Chief Executive Officers then present their recommendations to the Boards which review and analyze all information that has been submitted. Thereafter, the respective Boards determine the compensation of all executive officers, including the Chief Executive Officers. PSB's and the Bank's executive compensation program is designed to:

              o   attract and retain qualified management;
              o   meet short-term financial goals; and
              o   enhance long-term shareholder value.

     PSB and the Bank strive to pay each executive officer the base salary that would be paid on the open market for a fully qualified officer in that position. The level of base salaries for the Chief Executive Officers for PSB and the Bank and other executive officers are determined by the respective Board of Directors based upon competitive norms derived from annual surveys published by several independent banking institutes or private companies specializing in financial analysis of financial institutions. Such surveys provide information regarding compensation of financial institution officers and employees based on size and geographic location of the financial institution and serve as a benchmark for determining executive salaries. PSB and the Bank set their compensation ranges at or near the median for executives at similar financial institutions. Actual salary changes are based upon an evaluation of each individual's performance based upon established objectives and specific job description objectives, as well as the overall performance of PSB and the Bank.

Board Interlocks and Insider Participation in Compensation Decisions

     Robert W. Woodard, President and Chief Executive Officer of PSB and Executive Vice President of the Bank, is a member of PSB's and the Bank's Board of Directors. Pursuant to Mr. Woodard's employment agreement, he is compensated only by the Bank. Mr. Woodard participated in the Bank Board's deliberations regarding executive compensation, but did not participate in any deliberations regarding his own compensation or transactions. Wesley T. Small is the President and Chief Executive Officer of the Bank and a member of the Bank's Board. Mr. Small participated in deliberations of the Bank Board regarding executive compensation, but did not participate in any deliberations regarding his own compensation or transactions.

Benefits

     Officers of the Bank are provided hospitalization, major medical, long-term disability, dental insurance and term life insurance under group plans on generally the same terms as are offered to all full-time employees.

Employment Contracts

     PSB and the Bank have jointly entered into an employment agreement with Robert W. Woodard, President and Chief Executive Officer of PSB and Executive
Vice President of the Bank, and the Bank has entered into an employment agreement with Wesley T. Small, its President and Chief Executive Officer. The Bank and Chief Financial Officer Thomas M. Riherd II, have also entered into an Employee Severance Agreement. The following is a summary of those agreements:

     Robert W. Woodard's employment agreement was significantly amended and re-executed on July 28, 1997. Pursuant to its terms, Mr. Woodard is to receive a base salary, plus reimbursement of reasonable business expenses. The original term of Mr. Woodard's employment agreement was two years, with PSB and the Bank having the annual right to renew the agreement for successive one year terms, so the agreement may always have a two-year term. On July 20, 1999, May 16, 2000, and November 20, 2001, the Boards again decided to extend Mr. Woodard's agreement for one additional year, so that it now expires on June 16, 2003. Any party may terminate the agreement by delivering to the other parties a notice of termination. The date of termination may be no less than 30 days after delivery of the notice.

     Mr. Woodard's employment agreement provides for termination by PSB or the Bank for reasons other than for "just cause," and by Mr. Woodard for "good reason," as those terms are defined in the employment agreement. In the event the employment agreement is terminated by PSB or the Bank for reasons other than for "just cause" or by Mr. Woodard for "good reason," he shall be entitled to severance payments. The severance payments will be equal to Mr. Woodard's total compensation for the remainder of the term of the employment agreement, payable in semi-monthly sums, plus any accrued incentive compensation.

     If Mr. Woodard becomes disabled, he will be entitled to receive his monthly base salary until the earlier of three months, the date he returns to work, the date he begins work at another financial institution or his death. In the event of Mr. Woodard's death, his estate shall be entitled to that portion of his compensation that would have been payable up to the first working day of the first month after his death.

     The employment agreement also permits Mr. Woodard to terminate his employment voluntarily. In the event of a voluntary termination, or a termination for just cause, all rights and benefits under the contract shall immediately terminate.

     Wesley T. Small's employment agreement became effective on September 21, 2000, and has an initial term of three years. Each day during the term of the agreement, an additional day is added on to the end of its term. Either party, however, can terminate these automatic renewals by giving notice to the other. Under the employment agreement, Mr. Small is entitled to receive a base salary, plus reimbursement of reasonable business expenses. Upon the Bank realizing a net profit for three consecutive months, Mr. Small is also to begin receiving an automobile allowance. The Bank realized its third consecutive profitable month in January 2002, and Mr. Small began receiving such an allowance in February 2002.

     In the event Mr. Small's employment is terminated for reasons other than for "just cause," or if he terminates his employment for "good reason," as those terms are defined in his employment agreement, he shall receive as a severance payment, three years of his base salary, payable in semi-monthly installments. Should Mr. Small become disabled during the term of his employment agreement, he would be entitled to receive his monthly base salary until the earlier of three months, the date he returns to work, the date he begins work at another financial institution or his death. In the event of Mr. Small's death, his estate shall be entitled to that portion of Mr. Small's compensation that would have been payable up to the first working day of the first month after his death.

     The employment agreement permits Mr. Small to terminate his employment voluntarily. In the event of a voluntary termination, or a termination for just cause, all rights and benefits under the contract shall immediately terminate.

     Thomas M. Riherd's Employee Severance Agreement became effective on October 15, 2001, and has an initial term of two years. On each October 1 thereafter, the agreement is automatically extended for one additional year unless the Bank elects not to extend the term.

     Mr. Riherd's Employee Severance Agreement provides for a severance payment of two times the highest annual salary he received from the Bank during the three years preceding the termination of his employment. Mr. Riherd will receive this severance payment only if a termination by the Bank is without "just cause" or at his election for "good reason," as those terms are defined in the agreement. Furthermore, either type of termination must occur following a change in control of the Bank.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors, executive officers and their immediate family members are also customers of Peoples State Bank, and it is anticipated that such individuals will continue to be customers in the future. Loans made to directors, executive officers, and their immediate families require approval of a majority of the disinterested directors approving the loan. All transactions between PSB, the Bank and its directors, executive officers and their immediate family members and any principal shareholders, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2001, loans to directors, executive officers and their immediate family members represented approximately $1.4 million, or approximately 7.29% of the total gross loan portfolio, all of which are current and performing according to their terms.

                               STOCK OPTION PLANS

     We have adopted the Amended 1998 Employee Stock Option and Limited Rights Plan for the benefit of officers and other key employees of PSB. The plan provides for a maximum of 10% of the initial outstanding shares of PSB common stock to be issued pursuant to the exercise of either incentive or non-statutory stock options granted under the plan, unless that number is adjusted as provided by the plan. The plan also provides for the granting of "limited rights" (stock appreciation rights) simultaneously with the grant of any option.

     Under the plan, participants, at the discretion of the Board or a designated committee, may be granted options to purchase common stock at a price not less than 100% of its "fair market value," as defined in the plan on the date the option is granted, or $9.00, whichever is greater.

     No options may be exercised less than three nor more than 10 years after the date of their grant. Limited rights may only be exercised after six months from the date of their grant and only in the following circumstances: (i) a change in control of PSB; (ii) the underlying option is exercisable; and (iii) the fair market value of the underlying shares on the date of exercise is greater than the option's exercise price.

     Options and limited rights are not transferable, except in the case of death. Furthermore, if a participant's employment is terminated for any reason other than for cause, the participant's options and limited rights may be exercised for varying period of time, up to one year, depending on the limited right or type of option held and the reason for termination of employment. In the case of a termination for cause, all options and limited rights will terminate immediately.

     Robert W. Woodard is the only employee to date to have been granted an option. Mr. Woodard was granted an option to purchase 10,000 shares of stock on July 28, 1997, at $9.00 per share. The option will expire on July 27, 2007. The option is not considered to be in-the-money.

     The terms of the plan may be amended by the Board of Directors, except that no amendment may increase the maximum number of shares included in the plan, reduce the exercise price of the options, extend the period during which options may be granted or exercised, or permit any grant to a person who is not a full-time employee of PSB or its subsidiaries.

                           BENEFICIAL STOCK OWNERSHIP

     The numbers of shares in the following two tables include shares for which the named person: (i) has sole voting and investment power; or (ii) has shared voting and investment power. The amounts which each individual has the right to acquire includes warrants and options to purchase shares which are exercisable within 60 days of the date of this prospectus. Each percentage is based on the assumption that each beneficial owner is the only shareholder to exercise warrants or options.















            [The remainder of this page is intentionally left blank]

     The following table contains information regarding the current beneficial ownership of PSB securities by our directors and executive officers.

                                                                                                  Percent of
Name and Address of                                     Number of            Right to             Beneficial
 Beneficial Owner                                      Shares Owned          Acquire              Ownership
 ----------------                                      ------------          -------              ---------
Samuel F. Brewer                                         28,420               28,420                10.40%
512 West Montgomery Street
Lake City, Florida 32025-5118

Frank A. Broome, III                                     21,500               21,500                 7.97
2902 224th Street
Lake City, Florida 32025-5118

John W. Burns, III                                       16,300               16,300                 6.10
RR 13 Box 319
Lake City, Florida 32055

Renny B. Eadie, III                                      19,500               19,500                 7.25
Rt. 22, Box 2913
Lake City, Florida 32024

Robert M. Eadie                                          19,500               19,500                 7.25
Rt. 13, Box 559
Lake City, Florida 32055

Garland Kirby                                             1,831                1,831                <1.00
204 Brady Circle
Lake City, Florida 32025

Shilpa U. Mhatre                                         19,534               19,534                 7.27
Rt. 18, Box 600
Lake City, Florida 32025

Alton C. Milton, Sr.                                     13,900               13,900                 5.22
2732 S. First Street
Lake City, Florida 32025

Alton C. Milton, Jr.                                     13,900               13,900                 5.22
2732 S. First Street
Lake City, Florida 32025

Andrew T. Moore                                          16,756               16,756                 6.26
104 Fairway Drive
Lake City, Florida 32055

Wyatte L. O'Steen, Sr.                                    9,334                9,334                 3.54
Rt. 2, Box 405
Mayo, Florida

Roger W. Ratliff                                         25,000               25,000                 9.20
14860 S.E. CR 137
Jasper, Florida 32052

Thomas M. Riherd, III                                     1,000                  -                  <1.00
333 NW 2nd Street
Lake Butler, Florida 23054

Wesley T. Small                                             -                    -                     -
Rt. 15, Box 37010
Lake City, Florida 32024

Robert W. Woodard                                        11,100               21,100                 5.97
2451 Castle Heights Drive
Lake City, Florida 32025

All PSB directors and executive officers                111,990              121,990                36.55%
as a group (8 people)                                   =======              =======                =====

All PSB and Bank directors and executive                217,025              227,025                59.59%
officers as a group (15 people)                         =======              =======                =====

     The following table contains information regarding the current beneficial ownership of PSB securities by the only people known to us to be the beneficial owners of 5% or more of the outstanding shares of our common stock.

                                                                                                   Percent of
Name and Address of                                     Number of             Right to             Beneficial
 Beneficial Owner                                      Shares Owned           Acquire              Ownership
 ----------------                                      ------------           -------              ---------
ABC BancGroup                                            24,500               24,500                  9.03%
310 First Street, SE
Moultrie, Georgia 31769

Samuel F. Brewer                                         28,420               28,420                 10.40
512 West Montgomery Street
Lake City, Florida 32025-5118

Frank A. Broome, III                                     21,500               21,500                  7.97
2902 224th Street
Lake City, Florida 32025-5118

John W. Burns, III                                       16,300               16,300                  6.10
RR 13 Box 319
Lake City, Florida 32055

Jasper and Marthalene Davis Family                       15,600               15,600                  5.85
     Partnership, LLP
936 Gordon Avenue
Thomasville, Georgia 32792

Renny B. Eadie, III                                      19,500               19,500                  7.25
Rt. 22, Box 2913
Lake City, Florida 32024

Robert M. Eadie                                          19,500               19,500                  7.25
Rt. 13, Box 559
Lake City, Florida 32055

George or James Fletcher                                 18,000               18,000                  6.71
P.O. Box 578
Branford, Florida 32008

Lois and Laurie Kirby *                                  21,734               21,734                  8.05
P.O. Box 567
Lake City, Florida 32056

Shilpa U. Mhatre                                         19,534               19,534                  7.27
Rt. 18, Box 600
Lake City, Florida 32025

Alton C. Milton, Sr.                                     13,900               13,900                  5.22
2732 S. First Street
Lake City, Florida 32025

Alton C. Milton, Jr.                                     13,900               13,900                  5.22
2732 S. First Street
Lake City, Florida 32025

Andrew T. Moore                                          16,756               16,756                  6.26
104 Fairway Drive
Lake City, Florida 32055

Roger W. Ratliff                                         25,000               25,000                  9.20
14860 S.E. CR 137
Jasper, Florida 32052

Robert W. Woodard                                        11,100               21,100                  5.97
2451 Castle Heights Drive
Lake City, Florida 32025
________________________

     * Consists of 10,867 shares and warrants owned by the Laurie G. Kirby Revocable Trust and 10,867 shares and warrants owned by the Lois F. Kirby Revocable Trust.

                             DESCRIPTION OF PROPERTY

     We own one property, our corporate headquarters, located at 500 South First Street, Lake City, Florida. The facility is a one-story, 5,487 square foot bank building. The building is not subject to any mortgages.

     With regard to investments in real estate, we do not have any specific policy with regard to investing in real estate or the securities of companies engaged in real estate activities. Peoples State Bank, however, is actively engaged in making loans secured by real estate mortgages.

                                LEGAL PROCEEDINGS

     There are no material legal proceedings pending to which we are a party or to which any of our properties are subject. We are not aware of any material proceedings being contemplated by any governmental authority, nor are we aware of any material proceedings, pending or contemplated, in which any director, officer, affiliate of any principal security holder of 10% or more of PSB common stock, or any of their associates is a party.

                 DESCRIPTION OF SECURITIES AND RIGHTS OF HOLDERS

     The authorized capital stock of the PSB is 10,000,000 shares, consisting of 8,000,000 shares of common stock, par value, $0.01 per share and 2,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2002, 518,200 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. As of March 31, 2002, there were also outstanding warrants to purchase 508,756 shares of common stock at $9.00 per share.

Common Stock

     The holders of common stock are entitled to elect the members of our Board of Directors and are also entitled to vote as a class on all matters required or permitted to be submitted to the shareholders. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class, nor are the holders of common stock, entitled to cumulative voting rights with respect to the election of directors.

     The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of legally available assets. Upon the liquidation, dissolution or winding up of PSB, the holders of common stock will be entitled to share ratably in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock now outstanding or that will be issued in connection with the exercise of the warrants will be fully paid and nonassessable.

Warrants

     A warrant to purchase one share of common stock was issued as part of a unit (along with one share of stock) in our initial offering. Our Board, however, may call the warrants at any time and require that warrant holders exercise or forfeit their warrants. If the Board does issue such a call, it must be for all the outstanding warrants, or an equally prorated share of each holder's warrants. Each warrant has an exercise price of $9.00. At our annual shareholders meeting on April 16, 2002, our shareholders amended the terms of the warrants. The amendments extended the term of the warrants to September 9, 2002, made them freely transferable and permit our Board to adopt future amendments without the approval of our shareholders, provided that no such amendment adversely affects the rights of the warrant holders. A copy of our Second Amended and Restated Warrant Plan is included in this prospectus as Appendix A.

Indemnification

     Our Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law.

Anti-Takeover Provisions

     There are certain provisions of our Articles of Incorporation which may be deemed to have an anti- takeover effect or otherwise restrict sales of PSB common stock. Despite the belief of the Board of Directors that these restrictive provisions are in the best interest of the shareholders, these provisions may have the effect of discouraging a takeover attempt not approved by the Board of Directors, but pursuant to which shareholders might receive a premium for their common stock over current market prices. They might also have the effect of precluding other corporate action that a majority of the shareholders felt was in their best interest. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also render the removal of directors and management more difficult. Finally, certain restrictive provisions might make it difficult or impossible to sell common stock to persons other than existing shareholders or might delay such a sale to such an extent as to cause a substantial hardship on the selling shareholder.

Authorized Shares

     The authorized shares of common stock were authorized in an amount greater than those that were issued in the initial offering and in connection with exercise of warrants. The additional authorized shares provide the Board of Directors with as much flexibility as possible to effect, among other things, acquisitions, stock dividends, stock splits and employee stock option transactions. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of PSB. Our Board currently has no plans for the issuance of any additional preferred or common stock other than the issuance of shares of common stock pursuant to the exercise of warrants in this offering.

Directors

     Our directors are divided into three classes, with each class having staggered three-year terms. Any director, or the entire Board of Directors, may be removed from office by the affirmative vote of the holders of at least 60% of the voting power of all of the outstanding shares of capital stock of PSB entitled to vote in the election of directors.

Business Combinations

     Our Articles of Incorporation require the affirmative vote or consent of the holders of at least 66% of the shares of voting stock to approve any merger, consolidation, disposition of all or a substantial part of the assets of PSB or a subsidiary of PSB, exchange of securities requiring shareholder approval or liquidation.

     The Board of Directors, when evaluating any offer of another person to: (i) make a tender or exchange offer for any equity security of PSB; (ii) merge or consolidate PSB with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of our properties and assets, shall, in connection with the exercise of its judgment in determining what is in the best interest of PSB and our shareholders, give due consideration to all relevant factors, including, without limitation: (1) the social and economic effect of acceptance of such offer on present and future customers and employees in the communities in which we operate or are located; (2) our ability to fulfill our corporate objectives as a bank holding company; and (3) our ability to fulfill our objectives under applicable statutes and regulations.

Amendment of the Articles

     Generally, amendments to our Articles of Incorporation must be approved by a majority affirmative vote of our Board of Directors and also by a majority of the outstanding shares of our voting stock. However, the affirmative vote of 66% of the outstanding shares entitled to vote is required to amend sections of the Articles which deal with special meetings of shareholders and business combinations.

                              PLAN OF DISTRIBUTION

General

     Pursuant to SEC Rule 415, we intend to offer, on a continuous basis, shares to be issued pursuant to the warrants until September 9, 2002, unless the Board of Directors calls the warrants on an earlier date or extends the expiration date.

     Certain of our officers and directors intend to solicit warrant holders or prospective investors to buy, sell or exercise warrants. The officers and directors will not receive any commission or other remuneration in connection with these activities, but they may be reimbursed for their reasonable marketing expenses, if any. In reliance on SEC Rule 3a4-1, we believe that our officers and directors who are engaged in these activities will not be deemed to be brokers or dealers under federal law.

Sales Agent

     In addition, we have hired Kendrick, Pierce Securities, Inc., Tampa, Florida, to act as our sales agent in this offering. Kendrick, Pierce will engage in marketing activities designed to encourage:

         o   current warrant holders to exercise or sell their warrants; and
         o   prospective shareholders to buy and exercise warrants.

     As part of this process, Kendrick, Pierce, with our assistance and consent, will identify warrant holders who do not wish to exercise their warrants and solicit them to sell their warrants to third parties for $0.25 each. Kendrick, Pierce will also identify buyers for the warrants and solicit them to commit to exercising their newly acquired warrants.

     For these services, we will pay Kendrick, Pierce a 7% commission on all stock issued to new warrant holders and a 2% commission on all stock issued to current warrant holders. No commissions will be paid on shares issued to our directors, officers or employees. We have also paid Kendrick, Pierce a $25,000 advisory fee which will be credited against any future sales commissions and we will reimburse Kendrick, Pierce up to $35,000 for reasonable expenses incurred in its marketing, such as travel and legal expenses.

Sale and Purchase of Warrants

     From the date of this prospectus, until the expiration of the warrants on September 9, 2002, the Independent Bankers' Bank of Florida will maintain an escrow account to be used to facilitate the transfer of warrants.

     Those warrant holders who wish to sell their warrants will be required to complete a deposit and sales form and deposit their warrants in the escrow account. Such forms will authorize the escrow agent to sell the deposited warrants on the owner's behalf. We will not permit any of our directors or officers to deposit warrants for the first five business days after the date of the prospectus.

     Likewise, an investor who decides to purchase and exercise our warrants will be required to complete a purchase and exercise form. The purchaser will be required to deposit the purchase and exercise prices of the warrants in the escrow account. The purchase price of the warrants will be equal to the sales price paid to warrant sellers, so neither we nor Kendrick, Pierce will receive a payment for the sale or purchase of warrants. The form will authorize the escrow agent to exercise warrants on the purchaser's behalf and to have the underlying common stock issued in the purchaser's name.

Issuance of Common Stock

     The escrow agent will hold a closing immediately before the warrants expire. In addition, the escrow agent will perform periodic closings upon our instructions, in our sole discretion, beginning upon our acceptance of deposits of, and commitments to exercise, warrants representing 55,556 shares. If the escrow agent does not receive sale and purchase forms for 55,556 shares, it will only hold a closing before the warrants expire. At the closings, the escrow agent will match sale and purchase orders on a first-come-first-served basis, distribute the purchase price of the warrants to the sellers, transfer warrants from sellers to buyers, exercise purchased warrants on behalf of the buyers and pay Kendrick, Pierce any commissions it is due. PSB will then issue shares of common stock to those who had purchased and exercised warrants. Any deposits or subscriptions left unfulfilled after the first closing will be retained in the custodial account until the next closing. If any deposits or subscriptions are left in the account after the final closing, they will be returned to the depositor or subscriber.

     In the event we anticipate not being able to locate buyers for all the warrants deposited in the escrow account, we will provide each warrant seller with a notice on August 26, 2002, stating the number of warrants for which we do not believe we will find a buyer. At that time, those warrant holders will have 10 business days before the warrants expire in which to revoke their deposit and exercise their remaining warrants. This is the only circumstance under which a depositor will be permitted to revoke a deposit.

Exercise of Warrants

     A warrant holder who elects to independently exercise his or her warrants is required to complete the reverse side of their warrant certificate and submit the certificate and payment for the underlying shares directly to PSB. Upon receipt of a properly completed certificate and payment, we will issue shares of common stock.

Purchase Limitations

     No person, together with associates of, and persons acting in concert with, such persons, may purchase more than 9.9% of the total number of share outstanding following the completion of the offering without prior regulatory approval.

     A person's associates consist of the following: (1) any corporation or other organization (other than PSB) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; provided, however, that such term shall not include any tax-qualified employee stock benefit plan of PSB in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (3) any spouse of such person, or any relative of such person, who either has the same home as such person or who is a director or officer of PSB.

Tax Consequences

     Warrant holders who sell their warrants will incur federal income tax liability based on the difference between the price paid for their warrants and their cost basis in such warrants. Holders are advised to consult with their tax advisors regarding the particular federal, state and local tax consequences of their sale or exercise of warrants.

Registration

     We have registered our shares, our warrants and our company where required under the securities laws of some, but not all, states. At present, we plan to continue to qualify our securities for sale in Florida and Georgia. We will not make sales to residents of any states where the offering is not approved. Residents of states other than Florida and Georgia are responsible for locating the appropriate exemption or registering any future sales or purchases of our securities.

                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by our counsel, Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301. Powell, Goldstein, Frazer & Murphy, LLP, 191 Peachtree Street N.E., Atlanta, Georgia, will pass on certain legal matters for Kendrick, Pierce Securities, Inc., Tampa, Florida.

                                     EXPERTS

     The consolidated financial statements of PSB as of December 31, 2001 and 2000, and for the years then ended, included in this Registration Statement have been included in reliance upon the reports of Hacker, Johnson & Smith, P.A., independent certified public accountants, and upon its authority as an expert in accounting and auditing matters.

                             ADDITIONAL INFORMATION

     We have filed with the SEC, 450 Fifth Street Northwest, Washington, DC 20549, a Form SB-2 Registration Statement under the Securities Act of 1933 with respect to our shares of common stock and warrants. This prospectus does not contain all of the information included in the registration statement. For further information with respect to PSB and the common stock and warrants offered in our registration statement, you can either contact us at the address listed above or locate the information through the SEC. You may read and copy our materials on file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Information regarding the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. A complete copy of the registration statement may also be obtained at the SEC's website located at http://www.sec.gov.
                   ------------------












                   [FINANCIAL STATEMENTS TO FOLLOW THIS PAGE]

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                                      INDEX

                                                                                           Page

Financial Statements

Independent Auditors' Report................................................................F-2

Consolidated Balance Sheets at December 31, 2001 and 2000...................................F-3

Consolidated Statements of Operations for the Years Ended
   December 31, 2001 and 2000...............................................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the
   Years Ended December 31, 2001 and 2000...................................................F-5

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2001 and 2000...............................................................F-6

Notes to Consolidated Financial Statements for the Years Ended
   December 31, 2001 and 2000..........................................................F-7-F-22

Condensed Consolidated Balance Sheets -
   At March 31, 2002 (Unaudited) and At December 31, 2001..................................F-23

Condensed Consolidated Statements of Operations (Unaudited) -
   Three Months ended March 31, 2002 and 2001..............................................F-24

Condensed Consolidated Statement of Changes in Stockholders' Equity (Unaudited) -
   Three Months Ended March 31, 2002.......................................................F-25

Condensed Consolidated Statements of Cash Flows (Unaudited) -
   Three Months Ended March 31, 2002 and 2001..............................................F-26

Notes to Condensed Consolidated Financial Statements (Unaudited)...........................F-27

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                       PSB BANCGROUP, INC. AND SUBSIDIARY
                               Lake City, Florida

                    Audited Consolidated Financial Statements
           At December 31, 2001 and 2000 and For the Years Then Ended

                  (Together with Independent Auditors' Report)

                          Independent Auditors' Report

Board of Directors
PSB BancGroup, Inc.
Lake City, Florida:

     We have audited the accompanying consolidated balance sheets of PSB BancGroup, Inc. and Subsidiary (the "Company") at December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 28, 2002

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                At December 31,
                                                      -------------------------
                                                             2001          2000
                                                      -----------    ----------
   Assets

Cash and due from banks                               $   637,587       599,621
Federal funds sold                                        273,000            --
                                                      -----------    ----------

      Total cash and cash equivalents                     910,587       599,621

Securities available for sale                           7,232,327     3,896,400
Loans, net of allowance for loan losses of
   $230,106 in 2001 and $139,224 in 2000               18,924,380    11,153,659
Premises and equipment, net                             1,433,273     1,457,695
Foreclosed assets                                         231,203            --
Accrued interest receivable                               158,721       149,257
Federal Home Loan Bank stock, at cost                      60,000        14,400
Deferred income taxes                                     488,829       387,808
Other assets                                               88,817        80,734
                                                      -----------    ----------

      Total assets                                    $29,528,137    17,739,574
                                                      ===========    ==========

   Liabilities and Stockholders' Equity

Liabilities:
   Noninterest-bearing demand deposits                  2,336,826     1,211,172
   Savings, NOW and money-market deposits               4,570,909     2,953,923
   Time deposits                                       17,114,024     8,936,588
                                                      -----------    ----------

      Total deposits                                   24,021,759    13,101,683

   Advance from Federal Home Loan Bank                  1,200,000            --
   Federal funds purchased                                     --       245,000
   Other liabilities                                      482,293       425,120
                                                      -----------    ----------

      Total liabilities                                25,704,052    13,771,803
                                                      -----------    ----------

Commitments and contingencies (Notes 8 and 9)

Stockholders' equity:
   Preferred stock, $.01 par value, 2,000,000
      shares authorized, none issued or outstanding            --            --
   Common stock, $.01 par value; 8,000,000 shares
      authorized, 517,884 and 515,784 shares
      issued and outstanding in 2001 and 2000               5,179         5,158
   Additional paid-in capital                           4,618,277     4,599,398
   Accumulated deficit                                   (839,907)     (677,354)
   Accumulated other comprehensive income                  40,536        40,569
                                                      -----------    ----------

      Total stockholders' equity                        3,824,085     3,967,771
                                                      -----------    ----------

      Total liabilities and stockholders' equity      $29,528,137    17,739,574
                                                      ===========    ==========

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations

                                                       Year Ended December 31,
                                                       -----------------------
                                                             2001         2000
                                                       ----------     --------
Interest income:
   Loans                                               $1,284,522      716,246
   Securities                                             284,847      206,966
   Other interest-earning assets                           71,230       67,244
                                                       ----------     --------

      Total interest income                             1,640,599      990,456
                                                       ----------     --------

Interest expense:
   Deposits                                               911,216      468,022
   Borrowings                                              12,160        2,507
                                                       ----------     --------

      Total interest expense                              923,376      470,529
                                                       ----------     --------

Net interest income                                       717,223      519,927

      Provision for loan losses                           160,793      100,818
                                                       ----------     --------

Net interest income after provision for loan losses       556,430      419,109
                                                       ----------     --------

Noninterest income:
   Service charges on deposit accounts                     84,878       36,737
   Other service charges and fees                          19,737       11,101
   Other                                                   60,421       27,402
                                                       ----------     --------

      Total noninterest income                            165,036       75,240
                                                       ----------     --------

Noninterest expenses:
   Salaries and employee benefits                         447,753      413,642
   Occupancy expense                                      151,983      154,624
   Professional fees                                       70,661       76,353
   Data processing                                        105,037       96,518
   Marketing and advertising                               45,939       31,636
   Telephone expense                                       10,838       10,020
   Printing and office supplies                            28,005       42,348
   Other                                                  124,803      111,318
                                                       ----------     --------

      Total noninterest expenses                          985,019      936,459
                                                       ----------     --------

      Loss before income tax benefit                     (263,553)    (442,110)

Income tax benefit                                       (101,000)    (169,000)
                                                       ----------     --------

      Net loss                                         $ (162,553)    (273,110)
                                                       ==========     ========

Loss per share, basic and diluted                      $     (.31)        (.53)
                                                       ==========     ========

Weighted-average number of shares outstanding, basic
   and diluted                                            516,900      515,383
                                                       ==========     ========
See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                                                                                      Accumulated
                                                                                           Other
                                            Common Stock   Additional                     Compre-           Total
                                       -----------------      Paid-In   Accumulated       hensive   Stockholders'
                                         Shares   Amount      Capital       Deficit        Income          Equity
                                       --------   ------   ----------   -----------   -----------   -------------
Balance at December 31, 1999            514,478   $5,145    4,587,657    (404,244)      (11,288)      4,177,270
                                                                                                      ---------
Comprehensive income (loss):

   Net loss                                  --       --           --    (273,110)           --        (273,110)

   Net change in unrealized
      loss on securities
      available for sale, net
      of tax of $31,287                      --       --           --          --        51,857          51,857
                                                                                                      ---------
Comprehensive income (loss)                                                                            (221,253)
                                                                                                      ---------
Proceeds from issuance of
   common stock, exercise
   of warrants                            1,306       13       11,741          --            --          11,754
                                        -------   ------    ---------    --------       -------       ---------

Balance at December 31, 2000            515,784    5,158    4,599,398    (677,354)       40,569       3,967,771
                                                                                                      ---------
Comprehensive income (loss):

   Net loss                                  --       --           --    (162,553)           --        (162,553)

   Net change in unrealized
      gain on securities
      available for sale, net
      of tax of $21                          --       --           --          --           (33)            (33)
                                                                                                      ---------

Comprehensive income (loss)                                                                            (162,586)
                                                                                                      ---------
Proceeds from issuance of
   common stock, exercise
   of warrants                            2,100       21       18,879          --            --          18,900
                                        -------   ------    ---------    --------       -------       ---------

Balance at December 31, 2001            517,884   $5,179    4,618,277    (839,907)       40,536       3,824,085
                                        =======   ======    =========    ========       =======       =========

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                           Year Ended December 31,
                                                                         -------------------------
                                                                                 2001         2000
                                                                         ------------   ----------
Cash flows from operating activities:
   Net loss                                                              $   (162,553)    (273,110)
   Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
         Depreciation                                                          55,960       54,181
         Provision for loan losses                                            160,793      100,818
         Deferred income tax benefit                                         (101,000)    (169,000)
         Net amortization of loan fees, premiums and discounts                 (3,038)     (11,014)
         Increase in accrued interest receivable                               (9,464)     (69,818)
         (Increase) decrease in other assets                                   (8,083)      42,256
         Increase in other liabilities                                         57,173      366,558
                                                                         ------------   ----------

            Net cash (used in) provided by operating activities               (10,212)      40,871
                                                                         ------------   ----------

Cash flows from investing activities:
   Purchase of securities available for sale                               (4,868,682)  (1,832,075)
   Proceeds from calls, maturities and repayments of securities
      available for sale                                                    1,554,613        2,559
   Proceeds from sale of foreclosed assets                                      8,200           --
   Maturities of securities held to maturity                                       --      500,000
   Net increase in loans                                                   (8,189,791)  (7,017,056)
   Purchase of Federal Home Loan Bank stock                                   (45,600)      (5,000)
   Net purchase of premises and equipment                                     (31,538)  (1,145,376)

            Net cash used in investing activities                         (11,572,798)  (9,496,948)
                                                                         ------------   ----------

Cash flows from financing activities:
   Net increase in deposits                                                10,920,076    6,541,274
   Net (decrease) increase in federal funds purchased                        (245,000)     245,000
   Advance from Federal Home Loan Bank                                      1,200,000           --
   Net proceeds from issuance of common stock                                  18,900       11,754
                                                                         ------------   ----------

            Net cash provided by financing activities                      11,893,976    6,798,028
                                                                         ------------   ----------

Net increase (decrease) in cash and cash equivalents                          310,966   (2,658,049)

Cash and cash equivalents at beginning of year                                599,621    3,257,670
                                                                         ------------   ----------

Cash and cash equivalents at end of year                                 $    910,587      599,621
                                                                         ============   ==========

Supplemental  disclosures  of cash flow  information:
   Cash paid during the year for:
      Interest                                                           $    847,785      311,391
                                                                         ============   ==========

      Income taxes                                                       $         --           --
                                                                         ============   ==========

   Noncash transactions:
      Accumulated other comprehensive income,  change in
         unrealized gain on securities available for sale,
         net of tax                                                      $        (33)      51,857
                                                                         ============   ==========

      Transfer of loans to foreclosed assets                             $    239,403           --
                                                                         ============   ==========

      Transfer of security from held to maturity to available for sale
         upon adoption of FAS 133                                        $         --      500,000
                                                                         ============   ==========

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

           At December 31, 2001 and 2000 and for the Years Then Ended

(1)  Summary of Significant Accounting Policies

     General. PSB BancGroup, Inc. ("PSB") was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank (the "Bank") (collectively the "Company"). PSB was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a (Florida) state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to businesses and individuals through its banking office located in Lake City, Florida.

     Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of PSB and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     Use of Estimates. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

     Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

     Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

     Loans. Loans management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     Loans, Continued. The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

     Foreclosed Assets. Assets acquired through, or in lieu of, foreclosure, are initially recorded at the lower of fair value or the loan balance plus acquisition costs at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

     Premises and Equipment. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful life of each type of asset.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

     Stock Compensation Plan. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied.

     Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unused lines of credit, standby letters of credit and construction loans in process. Such financial instruments are recorded in the financial statements when they are funded.

     Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     Fair Values of Financial Instruments, Continued.

          Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

          Securities. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

          Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

          Accrued Interest Receivable. Book value approximates fair value.

          Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

          Other Borrowings. Fair value for the advance from the Federal Home Loan Bank is estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of Federal funds purchased approximate their fair values.

          Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings
     (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss). The components of other comprehensive income (loss) were unrealized holding gains and losses on securities available for sale.

     Loss Per Share. Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Outstanding stock options are not dilutive due to the net losses incurred by the Company.

     Advertising. The Company expenses all media advertising as incurred.

     Reclassification. Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(2)  Securities Available for Sale

     All securities have been classified as available for sale by management. The carrying amount of securities and their approximate fair values are as follows:

                               Amortized   Unrealized   Unrealized        Fair
                                    Cost        Gains       Losses       Value
                              ----------   ----------   ----------   ---------
At December 31, 2001:
   U.S. Government
      Agency securities       $5,173,283     110,259     (36,094)    5,247,448
   Mortgage-backed security      280,278      14,473          --       294,751
   Collateralized mortgage
      obligations              1,214,369          --     (35,021)    1,179,348
   U.S. treasury securities      499,405      11,375          --       510,780
                              ----------     -------     -------     ---------

                              $7,167,335     136,107     (71,115)    7,232,327
                              ==========     =======     =======     =========

At December 31, 2000:
   U.S. Government
      Agency securities        3,501,065      65,772      (1,170)    3,565,667
   Mortgage-backed security      330,289         444          --       330,733
                              ----------     -------     -------     ---------

                              $3,831,354      66,216      (1,170)    3,896,400
                              ==========     =======     =======     =========

     There were no sales of securities in 2001 or 2000.

     At December 31, 2001 and 2000, a U.S. Government Agency security with a carrying value of $1,022,700 and $498,830, respectively, were pledged to secure public deposits.

     The scheduled maturities of securities available for sale at December 31, 2001 are as follows:

                                                       Amortized        Fair
                                                            Cost       Value
                                                      ----------   ---------

Due in less than one year                             $1,491,825   1,512,400
Due from one to five years                             4,180,863   4,245,828
Mortgage-backed security                                 280,278     294,751
Collateralized mortgage obligations                    1,214,369   1,179,348
                                                      ----------   ---------

                                                      $7,167,335   7,232,327
                                                      ==========   =========

     The Company adopted FAS 133 "Accounting for Derivative Investments and Hedging Activities" effective October 1, 2000. As allowed by this standard, the Company reclassified all securities held to maturity with a book value of $500,000 and a market value of $494,562 to available for sale on October 1, 2000.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(3)  Loans

     The components of loans are as follows:

                                                              At December 31,
                                                -----------------------------
                                                       2001              2000
                                                -----------        ----------

Commercial                                      $ 3,721,125         2,646,297
Commercial real estate                            4,974,267         3,506,608
Residential real estate                           3,625,151         2,809,828
Construction                                      4,027,812           542,863
Consumer and other                                2,853,400         1,815,681
                                                -----------        ----------

                                                 19,201,755        11,321,277

Deduct:
   Allowance for loan losses                       (230,106)         (139,224)
   Net deferred loan fees                           (47,269)          (28,394)
                                                -----------        ----------

Loans, net                                      $18,924,380        11,153,659
                                                ===========        ==========

     An analysis of the change in the allowance for loan losses follows:

                                                               Years Ended
                                                              December 31,
                                                 -------------------------
                                                     2001             2000
                                                 --------          -------

Beginning balance                                $139,224           42,382
Provision for loan losses                         160,793          100,818
Charge-offs, net                                  (69,911)          (3,976)
                                                 --------          -------

Ending balance                                   $230,106          139,224
                                                 ========          =======

     The Company performs a monthly loan loss analysis to identify impaired loans. No loans were identified as impaired at December 31, 2001 and 2000 or during the year ended December 31, 2000.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     The average net investment in collateral-dependent impaired loans and interest income recognized and received on impaired loans for the year ended December 31, 2001 were as follows:

Average investment in impaired loans                                   $273,300
                                                                       ========

Interest income recognized on impaired loans                           $  4,292
                                                                       ========

Interest income received on impaired loans                             $  4,292
                                                                       ========

(4)  Premises and Equipment

     A summary of premises and equipment follows:

                                                              At December 31,
                                                  ---------------------------
                                                         2001            2000
                                                  -----------       ---------

Land                                              $  176,744          176,744
Building and improvements                          1,219,663        1,245,317
Furniture and equipment                              133,439          101,901
                                                  ----------        ---------

   Total, at cost                                  1,529,846        1,523,962

   Less accumulated depreciation                     (96,573)         (66,267)
                                                  ----------        ---------

   Premises and equipment, net                    $1,433,273        1,457,695
                                                  ==========        =========

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(5)  Deposits

     The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $5.3 million and $2.2 million at December 31, 2001 and 2000, respectively.

     A schedule of maturities of time deposits at December 31, 2001 follows:

 Year Ending
December 31,                     Amount
------------                -----------

   2002                     $15,258,607
   2003                       1,304,177
   2004                         120,240
   2005                         316,000
   2006                         115,000
                            -----------

                            $17,114,024
                            ===========

(6)  Federal Home Loan Bank Advance

     The Federal Home Loan Bank ("FHLB") advance at December 31, 2001 is as follows:

Maturing During
the Year Ending   Interest
   December 31,       Rate       Amount
---------------   --------   ----------

    2011            4.26%    $1,200,000
                             ==========

     At December 31, 2001, this FHLB advance was collateralized by approximately $1.7 million in qualifying residential mortgage loans.

(7)  Credit Risk

     The Company grants the majority of its loans to borrowers throughout the Lake City, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Lake City, Florida.

(8)  Commitment and Contingencies

     In the ordinary course of business the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

(9)  Financial Instruments

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, standby letters of credit and construction loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                 At December 31,
                                           -------------------------------------
                                                        2001                2000
                                           -----------------   -----------------
                                           Carrying     Fair   Carrying     Fair
                                             Amount    Value     Amount    Value
                                           --------   ------   --------   ------
Financial assets:
   Cash and cash equivalents                $   911      911       600       600
   Securities available for sale              7,232    7,232     3,896     3,896
   Loans, net                                18,924   19,089    11,154    11,079
   Accrued interest receivable                  159      159       149       149
   Federal Home Loan Bank stock                  60       60        14        14

Financial liabilities:
   Deposit liabilities                       24,022   24,227    13,102    13,212
   Advance from Federal Home Loan Bank        1,200    1,164        --        --
   Federal funds purchased                       --       --       245       245

     A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 2001 follows (in thousands):

Unused lines of credit                                          $2,116
                                                                ======

Standby letters of credit                                       $    5
                                                                ======

Construction loans in process                                   $1,157
                                                                ======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(10) Income Taxes

     The income tax benefit consisted of the following:

                                                       Years Ended December 31,
                                                    ---------------------------
                                                         2001              2000
                                                    ---------          --------
Deferred:
   Federal                                          $ (86,200)         (144,300)
   State                                              (14,800)          (24,700)
                                                    ---------          --------
      Total deferred benefit                        $(101,000)         (169,000)
                                                    =========          ========

     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                              Years Ended December 31,
                                             -----------------------------------------
                                                           2001                   2000
                                             ------------------    -------------------
                                                          % of                  % of
                                                         Pretax                Pretax
                                               Amount     Loss       Amount     Loss
                                             ---------   ------    ---------   ------
Income tax benefit at statutory rate         $ (89,608)   (34.0)%  $(150,317)   (34.0)%
Increase resulting from:
   State taxes, net of Federal tax benefit      (9,768)    (3.7)     (16,032)    (3.6)
   Other                                        (1,624)     (.6)      (2,651)     (.6)
                                             ---------    -----    ---------    -----
                                             $(101,000)   (38.3)%  $(169,000)   (38.2)%
                                             =========    =====    =========    =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                         At December 31,
                                                      ------------------
                                                          2001      2000
                                                      --------   -------
Deferred tax assets:
   Net operating loss carryforwards                   $366,029   273,379
   Organizational and preopening costs                  74,539   107,667
   Allowance for loan losses                            33,375    23,353
   Accrual to cash adjustment                           33,772     4,841
   Other                                                13,600     6,822
                                                      --------   -------
      Deferred tax assets                              521,315   416,062
                                                      --------   -------
Deferred tax liabilities:
   Unrealized gain on securities available for sale     24,456    24,477
   Accumulated depreciation                              8,030     3,777
                                                      --------   -------
      Deferred tax liabilities                          32,486    28,254
                                                      --------   -------
      Net deferred tax asset                          $488,829   387,808
                                                      ========   =======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     At December 31, 2001, the Company has approximately the following net operating loss carryforwards available to offset future taxable income:

Expiration
----------

   2012             $  2,600
   2018                9,400
   2019              334,500
   2020              380,700
   2021              245,500
                    --------
                    $972,700
                    ========

(11) Related Party Transactions

     The Company has entered into transactions with officers, directors, principal stockholders and their affiliates in the ordinary course of business. Loans to such related parties amounted to approximately $1,421,000 and $869,000 at December 31, 2001 and 2000, respectively. During the year ended December 31, 2001, total principal additions were approximately $890,000 and total principal payments were approximately $338,000. Deposits from such related parties at December 31, 2001 and 2000 were approximately $1,968,000 and $768,000, respectively.

(12) Stock Option Plan

     The Company has an employee stock option plan and has reserved 51,347 shares of common stock for the plan. The exercise price of the stock options is the greater of $9 or the fair market value of the common stock on the date of grant. In 2000, the Company granted 10,000 options of which 40% vested immediately and the remainder vests 20% a year over a three year period. The options must be exercised within 8 years from the date of grant.

     A summary of stock option transactions follows:

                                                           Range
                                                          of Per   Weighted-
                                                           Share     Average   Aggregate
                                              Number of   Option   Per Share      Option
                                                 Shares    Price       Price       Price
                                              ---------   ------   ---------   ---------
Granted in the year ended December 31, 2000
   and outstanding at December 31, 2001
   and 2000                                     10,000     $9.00      9.00       90,000
                                                ======     =====      ====       ======

     The weighted-average remaining contractual life of the outstanding stock options at December 31, 2001 and 2000 was 6.4 years and 7.4 years, respectively.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

     These options are exercisable as follows:

                 Number   Weighted-Average
Year Ending   of Shares     Exercise Price
-----------   ---------   ----------------
Currently       6,000           $9.00
2002            2,000            9.00
2003            2,000            9.00
               ------           -----
               10,000           $9.00
               ======           =====

     As discussed in Note 1, the Company elected to continue to measure compensation cost for the options granted under the plan using the intrinsic value method. SFAS 123 requires pro forma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options granted in 2000 using the minimum value method as defined in FAS 123, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be eight years and stock volatility would be zero due to the lack of an active market for the stock. For purposes of proforma disclosures, the estimated fair value is included in expense during the vesting period.

                                                          Years Ended December 31,
                                                          ------------------------
                                                               2001           2000
                                                          ---------       --------
Grant-date fair value of options issued during the year   $      --         30,700
                                                          =========       ========
Proforma net loss                                         $(173,544)      (292,894)
                                                          =========       ========
Proforma loss per share, basic and diluted                $    (.34)          (.57)
                                                          =========       ========

(13) Stockholders' Equity

     Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to PSB. At December 31, 2001, the Bank has no amounts available for dividends.

     During the initial stock offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $9 per share during the 48 month period ending June 8, 2002. During the years ended December 31, 2001 and 2000, 2,100 and 1,306 warrants, respectively were exercised. As of December 31, 2001, 509,072 warrants remain unexercised.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(14) Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                            Minimum
                                                                         To Be Well
                                                                  Capitalized Under
                                                Minimum Capital   Prompt Corrective
                                      Actual        Requirement   Action Provisions
                              --------------    ---------------   -----------------
                              Amount       %    Amount        %   Amount          %
                              ------   -----    ------     ----   ------      -----
As of December 31, 2001:
   Total capital to Risk-
      Weighted assets         $3,349   15.23%   $1,760     8.00%  $2,199      10.00%
   Tier I Capital to Risk-
      Weighted Assets          3,119   14.18       880     4.00    1,320       6.00
   Tier I Capital
      to Average Assets        3,119   10.91     1,144     4.00    1,430       5.00

As of December 31, 2000:
   Total capital to Risk-
      Weighted assets          3,528   27.24     1,036     8.00    1,295      10.00
   Tier I Capital to Risk-
      Weighted Assets          3,389   26.17       518     4.00      777       6.00
   Tier I Capital
      to Average Assets        3,389   20.42       664     4.00      830       5.00

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(15) Parent Company Only Financial Information

     The Holding Company's unconsolidated financial information is as follows:

                            Condensed Balance Sheets

                                   At December 31,
                            ----------------------
                                  2001        2000
                            ----------   ---------
    Assets

Cash                        $  175,804     150,554
Investment in subsidiary     3,635,196   3,804,132
Other assets                    13,085      13,085
                            ----------   ---------
   Total assets             $3,824,085   3,967,771
                            ==========   =========
   Stockholders' Equity
Stockholders equity         $3,824,085   3,967,771
                            ==========   =========

                       Condensed Statements of Operations

                                      Years Ended
                                     December 31,
                            ---------------------
                                 200         2000
                            ---------    --------

Loss of subsidiary          $(168,903)   (279,940)
Other                           6,350       6,830
                            ---------    --------

   Net loss                 $(162,553)   (273,110)
                            =========    ========

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                       Condensed Statements of Cash Flows

                                                                    Years Ended
                                                                   December 31,
                                                           --------------------
                                                                2001       2000
                                                           ---------   --------
Cash flows from operating activities:
   Net loss                                                $(162,553)  (273,110)
   Adjustments to reconcile net loss to net cash
      provided by operating activities:
         Equity in undistributed loss of subsidiary          168,903    279,940
         Net decrease in other assets                             --     96,715
                                                           ---------   --------

         Net cash provided by operating activities             6,350    103,545
                                                           ---------   --------

Cash flows from investing activities-
   Net investment in subsidiary                                   --    (96,715)
                                                           ---------   --------

Cash flows from financing activities-
   Proceeds from issuance of common stock, net                18,900     11,754
                                                           ---------   --------

Net increase in cash                                          25,250     18,584

Cash at beginning of the year                                150,554    131,970
                                                           ---------   --------

Cash at end of year                                        $ 175,804    150,554
                                                           =========   ========

Noncash transaction - change in investment in subsidiary
   due to change in accumulated other comprehensive
   income, net of tax                                      $     (33)    51,857
                                                           =========   ========

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(16) Selected Quarterly Results (Unaudited)

     The following table presents summarized quarterly data (in thousands, except per share amounts):

                                               First    Second     Third    Fourth
                                             Quarter   Quarter   Quarter   Quarter   Total
                                             -------   -------   -------   -------   -----
Year Ended December 31, 2001:
Interest income                               $ 356      389       427       468     1,640
Interest expense                                206      230       243       244       923
                                              -----     ----      ----      ----     -----

   Net interest income                          150      159       184       224       717

Provision for loan losses                        65       76        17         3       161
                                              -----     ----      ----      ----     -----

   Net interest income after
      provision for loan losses                  85       83       167       221       556
                                              -----     ----      ----      ----     -----

Noninterest income                               31       37        44        53       165
Noninterest expenses                            236      256       242       251       985
                                              -----     ----      ----      ----     -----

Loss before income tax (benefit) provision     (120)    (136)      (31)       23      (264)

Income tax (benefit) provision                  (46)     (53)      (11)        9      (101)
                                              -----     ----      ----      ----     -----

Net (loss) earnings                           $ (74)     (83)      (20)       14      (163)
                                              =====     ====      ====      ====     =====

Basic and diluted (loss) earnings per
   common share                               $(.14)    (.16)     (.04)      .03      (.31)
                                              =====     ====      ====      ====     =====

Year Ended December 31, 2000:
Interest income                               $ 187      219       259       325       990
Interest expense                                 74       97       132       167       470
                                              -----     ----      ----      ----     -----

   Net interest income                          113      122       127       158       520

Provision for loan losses                        13       35        27        26       101
                                              -----     ----      ----      ----     -----

   Net interest income after
      provision for loan losses                 100       87       100       132       419
                                              -----     ----      ----      ----     -----

Noninterest income                               17       19        23        16        75
Noninterest expenses                            273      231       185       247       936
                                              -----     ----      ----      ----     -----

Loss before income tax benefit                 (156)    (125)      (62)      (99)     (442)

Income tax benefit                              (60)     (49)      (21)      (39)     (169)
                                              -----     ----      ----      ----     -----

Net loss                                      $ (96)     (76)      (41)      (60)     (273)
                                              =====     ====      ====      ====     =====

Basic and diluted loss per common
    share                                     $(.19)    (.15)     (.08)     (.11)     (.53)
                                              =====     ====      ====      ====     =====

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Condensed Consolidated Balance Sheets

                                                                                At
                                                                      ------------
                                                          March 31,   December 31,
                                                        -----------   ------------
                                                               2002           2001
                                                        -----------   ------------
                                                                      (Unaudited)
   Assets
Cash and due from banks                                 $   791,002       637,587
Federal funds sold                                          235,000       273,000
                                                        -----------    ----------

      Total cash and cash equivalents                     1,026,002       910,587

Securities available for sale                             7,083,100     7,232,327
Loans, net of allowance for loan losses of $258,441
   in 2002 and $230,106 in 2001                          22,039,322    18,924,380
Premises and equipment, net                               1,421,295     1,433,273
Foreclosed assets                                             6,377       231,203
Accrued interest receivable                                 174,525       158,721
Federal Home Loan Bank stock, at cost                        60,000        60,000
Deferred income taxes                                       510,542       488,829
Other assets                                                105,147        88,817
                                                        -----------    ----------

      Total assets                                      $32,426,310    29,528,137
                                                        ===========    ==========
   Liabilities and Stockholders' Equity

Liabilities:
   Noninterest-bearing demand deposits                    2,742,974     2,336,826
   Savings, NOW and money-market deposits                 5,433,401     4,570,909
   Time deposits                                         18,657,207    17,114,024
                                                        -----------    ----------

      Total deposits                                     26,833,582    24,021,759

   Advance from Federal Home Loan Bank                    1,200,000     1,200,000
   Other liabilities                                        600,314       482,293
                                                        -----------    ----------

      Total liabilities                                  28,633,896    25,704,052
                                                        -----------    ----------
Stockholders' equity:
   Preferred stock                                               --            --
   Common stock                                               5,182         5,179
   Additional paid-in capital                             4,621,118     4,618,277
   Accumulated deficit                                     (821,029)     (839,907)
   Accumulated other comprehensive income (loss)            (12,857)       40,536
                                                        -----------    ----------

      Total stockholders' equity                          3,792,414     3,824,085
                                                        -----------    ----------

      Total liabilities and stockholders' equity        $32,426,310    29,528,137
                                                        ===========    ==========

See Accompanying Notes to Condensed Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

           Condensed Consolidated Statements of Operations (Unaudited)

                                                                     Three Months Ended
                                                                              March 31,
                                                                    -------------------
                                                                        2002       2001
                                                                    --------   --------
Interest income:
   Loans                                                            $382,122    271,406
   Securities                                                         93,246     62,774
   Other interest-earning assets                                       4,933     22,068
                                                                    --------   --------

      Total interest income                                          480,301    356,248
                                                                    --------   --------
Interest expense:
   Deposits                                                          209,985    203,817
   Borrowings                                                         12,780      2,362
                                                                    --------   --------

      Total interest expense                                         222,765    206,179
                                                                    --------   --------

Net interest income                                                  257,536    150,069

      Provision for loan losses                                       33,382     65,547
                                                                    --------   --------

Net interest income after provision for loan losses                  224,154     84,522
                                                                    --------   --------
Noninterest income:
   Service charges on deposit accounts                                28,197     13,444
   Other service charges and fees                                     10,419      5,122
   Gain on sale of foreclosed assets                                   8,076         --
   Other                                                              12,674     12,402
                                                                    --------   --------

      Total noninterest income                                        59,366     30,968
                                                                    --------   --------
Noninterest expenses:
   Salaries and employee benefits                                    111,860    114,662
   Occupancy expense                                                  35,290     38,729
   Professional fees                                                  16,881     16,480
   Data processing                                                    32,084     23,791
   Other                                                              58,027     42,383
                                                                    --------   --------

      Total noninterest expenses                                     254,142    236,045
                                                                    --------   --------

      Earnings (loss) before income tax provision (benefit)           29,378   (120,555)

Income tax provision (benefit)                                        10,500    (46,000)
                                                                    --------   --------

      Net earnings (loss)                                           $ 18,878    (74,555)
                                                                    ========   ========

Earnings (loss) per share, basic and diluted                        $    .04       (.14)
                                                                    ========   ========

Weighted-average number of shares outstanding, basic and diluted     518,054    515,926
                                                                    ========   ========

Dividends per share                                                 $     --         --
                                                                    ========   ========

See Accompanying Notes to Condensed Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

       Condensed Consolidated Statement of Changes in Stockholders' Equity

                    For the Three Months Ended March 31, 2002

                                                                                        Accumulated
                                                                                              Other
                                                                                            Compre-
                                              Common Stock   Additional                     hensive           Total
                                          ----------------      Paid-In   Accumulated        Income   Stockholders'
                                           Shares   Amount      Capital       Deficit        (Loss)          Equity
                                          -------   ------   ----------   -----------   -----------   -------------
Balance at December 31, 2001              517,884   $5,179   4,618,277     (839,907)       40,536       3,824,085
                                                                                                        ---------
Comprehensive income (loss):
   Net earnings (unaudited)                    --       --      18,878           --        18,878

   Net change in unrealized
      gain on securities
      available for sale,
      net of income tax
      benefit of $32,213
      (unaudited)                              --       --          --           --       (53,393)        (53,393)
                                                                                                        ---------
Comprehensive income (loss)
   (unaudited)                                                                                            (34,515)

Proceeds from issuance of common
   stock, exercise of warrants
   (unaudited)                                316        3       2,841           --            --           2,844
                                          -------   ------   ---------     --------       -------       ---------
Balance at March 31, 2002
   (unaudited)                            518,200   $5,182   4,621,118     (821,029)      (12,857)      3,792,414
                                          =======   ======   =========     ========       =======       =========

See Accompanying Notes to Condensed Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

           Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                                                          Three Months Ended
                                                                                                   March 31,
                                                                                   -------------------------
                                                                                          2002          2001
                                                                                   -----------    ----------
Cash flows from operating activities:
   Net earnings (loss)                                                             $    18,878       (74,555)
   Adjustments to reconcile net earnings (loss) to net cash provided by
      (used in) operating activities:
      Depreciation                                                                      14,486        13,223
      Provision for loan losses                                                         33,382        65,547
      Deferred income tax provision (benefit)                                           10,500       (46,000)
      Net amortization of loan fees, premiums and discounts                            (18,671)         (910)
      Gain on sale of foreclosed assets                                                 (8,076)           --
      (Increase) decrease in accrued interest receivable                               (15,804)       25,470
      Increase in other assets                                                         (16,330)      (12,876)
      Increase (decrease) in other liabilities                                         118,021      (106,954)
                                                                                   -----------    ----------
         Net cash provided by (used in) operating activities                           136,386      (137,055)
                                                                                   -----------    ----------
Cash flows from investing activities:
   Proceeds from principal repayments on securities available for sale                  80,447            --
   Net increase in loans                                                            (2,945,856)   (1,212,542)
   Purchase of Federal Home Loan Bank stock                                                 --       (10,400)
   Purchase of premises and equipment                                                   (2,508)      (22,612)
   Proceeds from sales of foreclosed assets                                             32,279            --
                                                                                   -----------    ----------
         Net cash used in investing activities                                      (2,835,638)   (1,245,554)
                                                                                   -----------    ----------
Cash flows from financing activities:
   Net increase in deposits                                                          2,811,823     4,366,248
   Net decrease in federal funds purchased                                                  --      (245,000)
   Net proceeds from issuance of common stock                                            2,844         9,000
                                                                                   -----------    ----------
         Net cash provided by financing activities                                   2,814,667     4,130,248
                                                                                   -----------    ----------
Net increase in cash and cash equivalents                                              115,415     2,747,639

Cash and cash equivalents at beginning of period                                       910,587       599,621
                                                                                   -----------    ----------
Cash and cash equivalents at end of period                                         $ 1,026,002     3,347,260
                                                                                   ===========    ==========
Supplemental disclosure of cash flow information:
   Cash paid during the period for:
      Interest                                                                     $   267,066       150,379
                                                                                   ===========    ==========
      Income taxes                                                                 $        --            --
                                                                                   ===========    ==========
   Noncash transactions:
      Accumulated other comprehensive income (loss), change in
         unrealized gain on securities available for sale, net of tax              $   (53,393)       35,087
                                                                                   ===========    ==========
      Transfer of loans to foreclosed assets                                       $     6,377            --
                                                                                   ===========    ==========
      Loans made on sales of foreclosed assets                                     $   207,000            --
                                                                                   ===========    ==========

See Accompanying Notes to Condensed Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

        Notes to Condensed Consolidated Financial Statements (unaudited)


(1)  Description of Business and Basis of Presentation

     General.  In  the  opinion  of  management,   the  accompanying   condensed
     consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2002 and the results of operations and cash flows for the three-month periods ended March 31, 2002 and 2001. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

     PSB BancGroup, Inc. ("PSB") was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank (the "Bank") (collectively the "Company"). PSB was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank opened for business on April 28, 1999 and provides a variety of community banking services to businesses and individuals through its banking office located in Lake City, Florida.

(2)  Loan Impairment and Loan Losses

     No loans were identified as impaired at or during the three months ended March 31, 2002 or 2001. The activity in the allowance for loan losses is as follows:

                                                              Three Months Ended
                                                                       March 31,
                                                      --------------------------
                                                          2002              2001
                                                      --------          --------
Balance at beginning of period                        $230,106          139,224
Provision for loan losses                               33,382           65,547
Charge-offs                                             (5,047)              --
                                                      --------          --------
Balance at end of period                              $258,441          204,771
                                                      ========          =======

(3)  Earnings (Loss) Per Share

     Basic and diluted earnings (loss) per share have been computed on the basis of the weighted-average number of shares of common stock outstanding during the periods. The Company's outstanding stock options (aggregating 10,000) are not dilutive.

(4)  Regulatory Matters

     The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 2002 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:

                                                                      Regulatory
                                                           Actual    Requirement
                                                           ------    -----------
Total capital to risk-weighted assets                      13.80%       8.00%
Tier I capital to risk-weighted assets                     12.74%       4.00%
Tier I capital to average total assets - leverage ratio    10.05%       4.00%

                                   APPENDIX A

                               PSB BANCGROUP, INC.
                           SECOND AMENDED AND RESTATED
                                  WARRANT PLAN


================================================================================



                                    ARTICLE I
                               PURPOSE OF THE PLAN

         The Board of Directors of PSB BancGroup, Inc. ("Company") has determined that it is in the best interests of the Company to issue Warrants to purchase the Company's Common Stock in connection with the Company's initial public offering of Common Stock. The Company proposes to issue up to 600,000 shares of Common Stock and Warrants to purchase Common Stock in Units. Each Unit will contain one share of Common Stock and one Warrant which will entitle the holder thereof to purchase additional Common Stock. Therefore the Board of Directors, in order to provide for the above, has adopted this Warrant Plan ("Plan") on the date set forth herein.


                                   ARTICLE II
                                SCOPE OF THE PLAN

         Section 1.        Definitions.   Unless the context  clearly  indicates
otherwise, the following terms have the meanings set forth below:

                  a.       "Board" means the Board of Directors of the Company.

                  b. "Call Date" means the date established by the Board upon which some or all of the Warrants must be exchanged for shares and if not so exchanged upon which such Warrants shall expire.

                  c. "Common Stock" means the $0.01 par value common stock of the Company.

                  d. "Expiration Date" shall be 5:00 p.m. Eastern Time on September 9, 2002 or 5:00 p.m. on the Call Date, whichever comes sooner.

                  e. "Plan" means this Warrant Plan as adopted by the Board as set forth herein and as amended from time to time.

                  f. "Warrant" means the right to purchase additional shares of Common Stock.

                  g. "Warrant Certificate" means the evidence of ownership of Warrants, as executed and issued by the Company in substantially the form attached hereto as Exhibit A.


                                                             Appendix A - Page 1

         Section 2. Warrants. There is hereby authorized 600,000 Warrants, each of which shall be redeemable for one share of Common Stock of the Company. Warrants shall be included only in Units offered by the Company in its Initial Stock Offering. Any Warrants not issued in connection with the Initial Stock Offering shall automatically expire. Warrants may be redeemed by the Board at anytime after their one year anniversary.

         Section 3. Call Option. The Board may call some or all of the Warrants issued and outstanding anytime after the expiration of a 12 month period following the date such Warrants are issued. Warrants may be called on a pro-rata basis, or in their entirety, from all Warrant holders. If such action is taken by the Board, each Warrant holder shall be given written notice thereof and shall have 45 days from the date of such notice to present to the Company the Warrants so called, along with payment therefore as required in Section 10 herein. Warrants not presented for exchange during this period shall expire at 5:00 p.m. on the 45th day following the date of such notice.

         Section 4. Form of Warrants. The certificates evidencing the Warrants (the "Warrant Certificates") shall be substantially in the form set forth in Exhibit A attached hereto, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with provisions of this Plan, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or to conform to usage. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of this Agreement and of such Warrant Certificate, to purchase one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Warrant Certificate, at $9.00 per share.

         Section 5. Issuance of Warrants. The Warrant Certificates when issued shall be dated and signed on behalf of the Company, manually or by facsimile signature, by its Chairman of the Board or President, and by its Secretary or an Assistant Secretary under its corporate seal, if any. The seal of the Company, if any, may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrants.

         Section 6. Registration of Warrant Certificates; Registered Owners. The Company shall maintain or cause to be maintained books for registration of ownership and transfer of ownership of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates and the number of Warrants evidenced by each such Warrant Certificate. The Company may deem and treat the registered holder of a Warrant Certificate as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise of such Warrants and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         Section 7.        Registration of Transfers and Exchanges. The  Company

shall transfer from time to time, any outstanding Warrants upon the books to be maintained by the Company for that purpose, upon surrender of the Warrant Certificate evidencing such Warrants, with the Form of Assignment duly filled in and executed at any time prior to the Expiration Date. Upon receipt of a Warrant Certificate, with the Form of Assignment duly completed and executed, the Company shall promptly deliver a Warrant Certificate or Certificates


                                                             Appendix A - Page 2
representing an equal aggregate full number of Warrants to the transferee; provided, however, in case the registered holder of any Warrant Certificate shall elect to transfer fewer than all of the Warrants evidenced by such Warrant Certificate, the Company in addition shall promptly deliver to such registered holder a new Warrant Certificate or Certificates for the full number of Warrants not so transferred.

     Subject to Section 9 hereof, any Warrant Certificate or Certificates may be exchanged at the option of the holder thereof for Warrant Certificates of different denominations (subject to a minimum denomination of 100 warrants), of like tenor and representing in the aggregate the same number of Warrants, upon surrender of such Warrant Certificate or Certificates, with the Form of Assignment duly completed and executed, on or prior to the Expiration Date.

     The Company shall not effect any transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

         Section 8. Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in the case of loss, theft or destruction, receipt by the Company of indemnity or security reasonably satisfactory to them, and reimbursement to them of all reasonable expenses incidental thereto, and, in the case of mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall deliver a new Warrant Certificate of like tenor representing in the aggregate the same number of Warrants.

         Section 9. Payment of Taxes. With respect to any Warrant, the Company will pay all documentary stamp taxes attributable to the initial issuance of shares of Common Stock upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant or any certificates for shares of Common Stock in a name other than that of the registered holder of the Warrant or Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant or certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax if any, or shall have established to the satisfaction of the Company that such tax if required, has been paid.

         Section 10. Exercise, Purchase Price and Duration of Warrants. Subject to the provisions of this Agreement, the holder of a Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to that holder) one fully paid and non-assessable share of Common Stock for each Warrant at the initial exercise price of $9.00 per share (subject to adjustment as provided in Section 12 hereof), upon the surrender of the Warrant Certificate evidencing such Warrant Agent on any business day prior to 5:00 p.m. Eastern Time on the Expiration Date, with the Form of Election to Exercise on the reverse thereof duly completed and executed, and payment of the Exercise Price in lawful money of the United States of America in cash or by cashiers' or certified check payable to the Company. The exercise price and the shares of Common Stock issuable upon exercise of a Warrant shall be subject to adjustment from time to time in the manner specified in Section 12 and, as initially established or as so adjusted, are referred to herein as the "Exercise Price" and the "Shares," respectively. The Warrants shall be so exercisable either as an entirety or from time to time in part at the election of the registered


                                                             Appendix A - Page 3
holder thereof except that the Company shall not be required to issue certificates in denominations of less than 100 shares. In the event that fewer than all Warrants evidenced by a Warrant Certificate are exercised at any time prior to 5:00 p.m. Eastern Time on the Expiration Date a new Warrant Certificate will be issued for the Warrants not so exercised.

     No payments or adjustments shall be made for any cash dividends, whether paid or declared, on Shares issuable on the exercise of a Warrant.

     No fractional shares of Common Stock shall be issued upon exercise of a Warrant, but, in lieu thereof, there shall be paid to the registered holder of the Warrant Certificate evidencing such Warrant or other person designated on the Form of Election to Exercise as soon as practicable after date of surrender, an amount in cash equal to the fraction of the current market value of a share of Common Stock equal to the fraction of a share to which such Warrant related. For such purpose, the current market value of a share of Common Stock shall be the book value of the Common Stock as of the last day of the month immediately preceding the date of the Election to Exercise.

     Subject to Section 9 hereof, upon surrender of a Warrant Certificate, with the Form of Election to Exercise duly completed and executed, together with payment of the Exercise Price, the Company shall issue and deliver the full number of Shares issuable upon exercise of the Warrants tendered for exercise. Shares shall be deemed to have been issued, and any person so designated by the registered holder shall be deemed to have become the holder of record of a Share, as of the date of the surrender of the Warrant Certificate to which the Share relates and payment of the appropriate Exercise Price; provided, however, if the date of surrender of a Warrant Certificate shall occur within any period during which the transfer books for the Company's Common Stock are closed for any purpose, such person shall not be deemed to have become a holder of record of a Share until the opening of business on the day of reopening said transfer books, and certificates representing such Shares shall not be issuable until such day.

         Section 11. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Warrants, through the close of business on the Expiration Date, the number of Shares deliverable upon the exercise of all outstanding Warrants.

     The Company covenants that all Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and non-assessable.

     The shares allocated for such Warrants were included for Registration under the Securities Act of 1993, and Rule 415 adopted thereunder, in a registration of securities filed by the Company with the Securities and Exchange Commission on January 13, 1998.

         Section 12. Adjustment of Exercise Price and Number of Shares Purchasable. The Exercise Price and the number of Shares which may be purchased upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence, after the date hereof, if the Company shall (i) declare a

                                                             Appendix A - Page 4
dividend on the Common Stock payable in shares of common stock, (ii) subdivide the outstanding Common Stock into a greater number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, then the Exercise Price in effect on the record date for that dividend or on the effective date of that subdivision or combination, and/or the number and kind of shares of capital stock issuable on that date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive solely the aggregate number and kind of shares of capital stock which, if the Warrant had been exercised immediately prior to that date, such holder would have owned upon exercise and been entitled to receive by virtue of that dividend, subdivision, or combination. The foregoing adjustments shall be made by the Company successively whenever any event listed above shall occur.

         Section 13. Notices to Warrant Holders. Upon any adjustment to the Exercise Price pursuant to Section 10 hereof, the Company within twenty calendar days thereafter shall cause to be given to the registered holders of outstanding Warrant Certificates at their respective addresses appearing on the Warrant Certificate register written notice of the adjustments by first-class mail, postage prepaid. Where appropriate, the notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

         Section 14. Supplements and Amendments. The Company, by action of its Board of Directors, may from time to time supplement or amend this Agreement without the consent or concurrence of or notice to any holders of Warrant Certificates or Warrants; provided that such action shall not adversely affect the interests of the holders of the Warrant Certificates or Warrants. Such adverse amendments to this Agreement may be approved by a vote of at least 66 percent of the Company's shares.

         Section 15. Governing Law. This Plan and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by, construed and enforced in accordance with the laws of said State.

         Section 16. Benefits of This Plan. Nothing in this Plan shall be construed to give to any person or corporation other than the Company and the registered holders of the Warrant Certificates or Warrants any legal or equitable right, remedy or claim under this Plan; this Plan shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates.

                                                             Appendix A - Page 5

Exhibit A

 ------------------------        [GRAPHIC_OMITTED]     ------------------------
|                        |                            |                        |
|                        |                            |                        |
|        NUMBER          |                            |         WARRANTS       |
|                        |                            |                        |
|                        |                            |                        |
 ------------------------                              ------------------------


                                      PSB
                           INCORPORATED UNDER THE LAWS
                             OF THE STATE OF FLORIDA










                                                             Appendix A - Page 6

THIS CERTIFIES THAT, for value received




or registered assigns, is the owner of the number of Warrants set forth above, each of which entitles the owner to purchase, subject to the terms and conditions hereof and of the Warrant Plan referred to herein, at any time after the date hereof and prior to the Expiration Date (as herein defined), one share of Common Stock, par value $0.01 per share ("Shares"), of PSB BancGroup, Inc., a Florida Corporation ("Company") at $9.00 per share ("Exercise Price"), payable in cash, or by cashiers check or other official bak check, payable to the Company. Warrants may be exercised by delivery and surrender of this Warrant Certificate, along with the form of Election to Exercise on the reverse hereof duly completed and executed together with payment of the Exercise Price at the office of the Company or its duly appointed agent.
     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject to all of the terms, provisions and conditions of that certain Warrant Plan dated as of January 9, 1998, and as amended on March 25, 1998 and April 16, 2002 (hereinafter called the "Warrant Plan"), adopted by the Company, to all of which terms, provisions and conditions the registered holder of this Warrant Certificate consents by acceptance hereof. The Warrant Plan and the summary of its terms set forth on the reverse side of this Warrant Certificate are hereby incorporated into this Warrant Certificate by reference and made a part hereof. The Warrant Plan sets forth the terms and conditions under which the exercise price for a Warrant, the number of shares to be received upon exercise of a Warrant, or both, may be adjusted. Reference is hereby made to the Warrant Plan for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Company and the holders of the Warrant Certificates or Warrants. In the event of any conflict between the provisions of this Warrant Certificate and the Warrant Plan, the provisions of the Warrant Plan shall control.

     Copies of the Warrant Plan are available for inspection at the Company's Office, or may be obtained upon written request addressed to the Secretary, PSB BancGroup, Inc., 500 S. 1st Street, Lake City, Florida 32025. The Company shall not be required upon the exercise of the Warrants evidenced by this Warrant Certificate to issue fractions of Warrants or Shares, but shall make adjustments therefor in cash on the basis of the current market value of any fractional interest as provided in the Warrant Plan.
     The Warrants evidenced by this Warrant Certificate shall expire at 5:00 p.m. Eastern Time on September 9, 2002 or sooner if called by The Board of Directors pursuant to the Warrant Plan. The day and time of expiration is referred to herein as the "Expiration Date".
     IN WITNESS WHEREOF, PSB BANCGROUP, INC. has caused this certificate to be executed by the signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.


                               PSB BANCGROUP, INC.
Dated:

By:                                           By:
    ____________________________                   _____________________________
       SECRETARY/TREASURER                                  PRESIDENT


                                                             Appendix A - Page 7

                               PSB BANCGROUP, INC.
                        Summary of Terms of Warrant Plan

     The Warrant Plan provides that, upon the occurrence of certain events, the initial exercise price set forth on the face of this Warrant Certificate may, subject to specified conditions, be adjusted (such exercise price, as initially established or as adjusted from time to time, is referred to herein as the "Exercise Price"). If the Exercise Price is adjusted, the Warrant Plan provides that the number of shares which can be purchased upon the exercise of each Warrant represented by this Warrant Certificate and the type of securities or other property subject to purchase upon the exercise of each Warrant represented by this Warrant Certificate are subject to modification or adjustment.
     The Warrants evidenced by this Warrant Certificate shall be exercisable until 5:00 p.m. Eastern Time on September 9, 2002 or sooner if called in accordance with the Warrant Plan.
     In the event that upon any exercise the number of Warrants exercised shall be fewer than the total number of Warrants represented hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the Warrants not so exercised.
     No payment or adjustment will be made for any cash dividends, whether paid or declared, on any shares issuable upon exercise of a Warrant. The Company shall not be required to issue fractions of shares or any certificates which evidence fractional shares. In lieu of a fractional share, if any, there shall be paid to the registered holder of a Warrant with regard to which the fractional share would be issuable, an amount in cash equal to the same fraction of the current market value (as determined pursuant to the Warrant Plan) of a share.
     The Company may deem and treat the registered holder of this Warrant Certificate as the absolute owner hereof and of the Warrants represented by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purposes of any exercise of such Warrants and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     Prior to the exercise of the Warrants represented hereby, the registered holder of this Warrant Certificate, shall not be entitled to vote on or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, and nothing contained in the Warrant Plan or herein shall be construed to confer upon the holder of this Warrant Certificate, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings or other actions affecting stockholders or to receive dividends or subscription rights or otherwise.
     Upon surrender of this Warrant Certificate with the form of Assignment below duly completed and executed, and subject to the transfer restrictions contained in the Warrant Plan, a new Warrant Certificate or Certificates representing the Warrants represented by this Warrant Certificate will be issued to the transferee; provided, however, that if the registered holder of this Warrant Certificate elects to transfer fewer than all Warrants represented by this Warrant Certificate, a new Warrant Certificate for the Warrants not so transferred will be issued to such registered holder. This Warrant Certificate, together with other Warrant Certificates, may be exchanged by the registered holder for another Warrant Certificate or Certificates of different denominations, of like tenor and representing in the aggregate Warrants equal in number to the same full number of Warrants represented by this Warrant Certificate and any other Warrant Certificate so exchanged.

                              ELECTION TO EXERCISE


     The undersigned hereby irrevocably elects to exercise____________Warrants evidenced by this Warrant Certificate, to purchase__________ full shares of the Common Stock of the Company ("Shares") and herewith tenders payment for such Shares in the amount of $_________ in accordance with the terms hereof. The undersigned hereby acknowledges receipt of a Prospectus, including amendments and supplements thereto relating to the Offering of the Common Stock to be acquired in connection with this transaction. The undersigned requests that a certificate representing such shares be registered in the name of ________________________________________ and that the Certificate be delivered as follows:

                 _____________________________________________
                               Name (Please Print)
                 _____________________________________________
                             Address (Please Print)
Whose address is
                 _____________________________________________
                 Delivery Address (if different) (Please Print)


If said Shares are fewer than all the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate evidencing the right to purchase the balance of the Shares be registered in the name of the Holder, whose address is listed below.

               __________________________________________________
               Name of Registered Holder of Warrant (Please Print)

               __________________________________________________
                             Address (Please Print)

               __________________________________________________
                 Delivery Address (if different) (Please Print)




________________________________                 _______________________________
             Dated                                          Signature

                                                 NOTE: The above  signature must
(Social Security or Other Taxpayer               correspond  with  the  name  as
Identification Number of Holder)                 written  upon  the face of this
                                                 Warrant  Certificate  in  every
                                                 particular,  without alteration
                                                 or  enlargement  or any  change
                                                 whatsoever.   If   the   holder
                                                 hereof  is hereby  electing  to
                                                 exercise    fewer    than   all
                                                 Warrants  represented  by  this
                                                 Warrant   Certificate   and  is
                                                 requesting  that a new  Warrant
                                                 Certificate    evidencing   the
                                                 Warrants   not   exercised   be
                                                 registered in a name other than
                                                 that  in  which  this   Warrant
                                                 Certificate is registered,  the
                                                 signature of the holder of this
                                                 Warrant   Certificate  must  be
                                                 guaranteed.





Signature Guaranteed:

_____________________________________________


                                   ASSIGNMENT


     For value received, the Holder hereof hereby sells, assigns and transfers unto

          __________________________________________________________
                                Name of Assignee

this Warrant Certificate, and all right, title and interest therein and to the Shares represented thereby, and does irrevocably constitute and appoint __________________________________________________________________ attorney, to transfer said Warrant represented by Warrant Certificate number __________ on the books of the Company, with full power of substitution in the premises.




                                                             Appendix A - Page 8

================================================================================


     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by PSB. This prospectus does not constitute an offer to sell or an offer to buy any securities other than the common stock to be issued in connection with the exercise of existing warrants, or any offer of such shares of common stock to any person in any state or other jurisdiction in which such offer is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of PSB since the date hereof or that information contained herein is correct as of any time subsequent to any of the dates as of offers or sales are being made hereunder, we are required to update this prospectus to reflect any facts or events arising after the effective date of the registration statement filed with the SEC which represent a fundamental change in the information set forth in the registration statement.

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

Prospectus Summary...........................................................  2
Selected Financial Data......................................................  6
Risk Factors.................................................................  7
Special Note Regarding
         Forward-Looking Statements..........................................  9
Use of Proceeds.............................................................  10
Determination of Offering Price.............................................  10
Market for Common Stock and Related
     Shareholder Matters..................................................... 11
Dividend Policy.............................................................  11
Dilution....................................................................  11
Capitalization..............................................................  12
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations .........................................................  13
Description of Business...................................................... 23
Supervision and Regulation .................................................. 30
Management................................................................... 34
Executive Compensation......................................................  36
Certain Relationships and
     Related Transactions.................................................... 39
Stock Option Plans........................................................... 39
Beneficial Stock Ownership................................................... 40
Description of Property...................................................... 43
Legal Proceedings............................................................ 43
Description of Securities and
       Rights of Holders..................................................... 43
Plan of Distribution......................................................... 45
Legal Matters................................................................ 47
Experts...................................................................... 47
Additional Information....................................................... 47
Index to Financial Statements................................................F-1

Appendix A - Second Amended and Restated Warrant
Plan and Certificate

--------------------------------------------------------------------------------



================================================================================




================================================================================








                         508,756 shares of common stock
                        to be issued upon the exercise of
                           outstanding stock warrants








                               PSB BancGroup, Inc.
                             a Bank Holding Company
                                       for
                     Peoples State Bank, Lake City, Florida
                             a State-Chartered Bank







--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------



                                  June 12, 2002






                        KENDRICK, PIERCE SECURITIES, INC.












================================================================================